                                                                       EXHIBIT 2


                           PURCHASE AND SALE AGREEMENT

                                  BY AND AMONG

                         THOMAS J. FLATLEY, INDIVIDUALLY
                     THOMAS J. FLATLEY AND JOHN J. ROCHE, AS
                      TRUSTEES OF HYANNIS-1992 REALTY TRUST
                          TARA HOTEL MANAGEMENT CO. LLC
                           JOHN J. FLATLEY, AS TRUSTEE
                                       AND
                          GREGORY D. STOYLE, AS TRUSTEE
                (each a "Seller" and collectively, the "Sellers")

                                       AND

                         SLT REALTY LIMITED PARTNERSHIP,
                                       AND
                        SLC OPERATING LIMITED PARTNERSHIP

                           (collectively, the "Buyer")




Dated:  July 18, 1997
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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PRELIMINARY STATEMENT ....................................................    1

ARTICLE I

         1.01     Definitions ............................................    3
         1.02     References .............................................   19
         1.03     Pronouns ...............................................   19

ARTICLE II            Agreement for Sale and Purchase ....................   20
         2.01     Purchased Assets .......................................   20
         2.02     Shares of the Corporations .............................   20

ARTICLE III           Purchase Price .....................................   20

         3.01     Amount of Purchase Price ...............................   20
         3.02     Payment of Purchase Price ..............................   21
         3.03     Earnest Money ..........................................   21
         3.04     Liabilities Assumed and Excluded .......................   22
         3.05     Designation of Transferees .............................   22
         3.06     Due Diligence Review; Initial Inspection Period; .......   22
                   Due Diligence Period

ARTICLE IV            Representations and Warranties .....................   27

         4.01     Representations and Warranties of Sellers ..............   27
                  (a)   Organization and Authority .......................   27
                  (b)   Binding Effect ...................................   27
                  (c)   Non-Contravention ................................   28
                  (d)   Ownership Interests of Sellers ...................   28
                  (e)   Rights to Purchase the Hotels ....................   28
                  (f)   Condemnation .....................................   28
                  (g)   Real Estate Tax Abatements .......................   28
                  (h)   Personal Property ................................   28
                  (i)   Operating Agreement, Space Leases, Equipment
                        Leases, Vehicle Leases and Space Leases ..........   29
                  (j)   Ground Lease and Ancillary Newton Leases .........   29
                  (k)   Franchise Agreements .............................   29
                  (l)   Management Agreements ............................   30
                  (m)   Motor Vehicles ...................................   30
                  (n)   Compliance with Legal Requirements ...............   30
                  (o)   Taxes ............................................   30
                  (p)   Foreign Person Affidavit .........................   31
                  (q)   Permits ..........................................   31
                  (r)   Environmental Matters ............................   31
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                                      -ii-


                  (s)   Employees ........................................   31
                  (t)   Employee Benefits ................................   32
                  (u)   Litigation .......................................   34
                  (v)   Bankruptcy .......................................   34
                  (w)   Insurance ........................................   34
                  (x)   Financial Statements .............................   34

         4.02     Representations and Warranties of Buyer ................   35
                  (a)   Organization and Authority .......................   35
                  (b)   Binding Effect ...................................   35
                  (c)   Non-Contravention ................................   35
                  (d)   Litigation .......................................   35
                  (e)   Bankruptcy .......................................   35

         4.03     Condition of the Property; No Warranty; Buyer's
                    Assumption of Risk ..................................   35
         4.04     Survival of Representations and Warranties ............    38
         4.05     Agreements Regarding Representations and Warranties ...    38
         4.06     Indemnities ...........................................    39
         4.07     Environmental Release .................................    43

ARTICLE V             Closing Matters ...................................    43

         5.01     Time and Place for Closing ............................    43
         5.02     Title Commitments and Policies ........................    44
         5.03     Surveys ...............................................    46
         5.04     Sellers Closing Documents .............................    46
         5.05     Buyer's Closing Documents .............................    50
         5.06     Delivery of Records ...................................    51
         5.07     Other Deliveries ......................................    52
         5.08     Management Agreements .................................    52
         5.09     Documentary Taxes; Recording Charges ..................    52
         5.10     Form of Documents .....................................    52
         5.11     Possession ............................................    52

ARTICLE VI            Adjustments and Prorations ........................    53

         6.01     Adjustments ...........................................    53
                  (a)   Taxes ...........................................    53
                  (b)   Utilities .......................................    53
                  (c)   Hotel Contracts .................................    54
                  (d)   Space Leases ....................................    54
                  (e)   House Banks and House Funds .....................    54
                  (f)   Current Hotel Guests ............................    54
                  (g)   Security Deposits; Advance Deposits
                          and Reservations ..............................    54
                  (h)   Municipal Betterments ...........................    55
                  (i)   Vending Machines ................................    55
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                                     -iii-


                  (j)   Accounts Receivable .............................    55
                  (k)   Inventories .....................................    55
                  (l)   Club Memberships ................................    55
                  (m)   Lexington Addition ..............................    55
                  (n)   Other Customarily Adjusted Items ................    56

         6.02     Audit .................................................    56
         6.03     Accountant's Audit ....................................    56

ARTICLE VII           Conditions Precedent to Closing ...................    57

         7.01     Conditions Precedent to Buyer's Obligations ...........    57
         7.02     Conditions Precedent to Sellers' Obligations ..........    58
         7.03     Waiver ................................................    59
         7.04     Covenant to Satisfy Conditions ........................    59
         7.05     Use of Purchase Price to Clear Title ..................    59

ARTICLE VIII          Further Covenants and Agreements; Default .........    60

         8.01     Sellers' Covenants Pending Closing ....................    60
         8.02     Publicity .............................................    62
         8.03     Exclusivity ...........................................    62
         8.04     Condemnation ..........................................    63
         8.05     Casualty ..............................................    63
         8.06     Miscellaneous Covenants of the Parties ................    63
                  (a)   Expenses ........................................    64
                  (b)   Brokerage .......................................    64
                  (c)   Indemnity for Failure to Honor ..................    64
                  (d)   Operating Taxes .................................    64
                  (e)   Communications ..................................    65
                  (f)   Tax Free Exchange ...............................    65

         8.07     Default ...............................................    66
         8.08     Franchise Agreements ..................................    68
         8.09     Employees .............................................    69
         8.10     Safes and Baggage; Inventory of Guest Property ........    71
         8.11     Permits; Liquor Licenses ..............................    71
         8.12     Vehicle Leases ........................................    72
         8.13     Right of First Refusal ................................    73
         8.14     Compliance with Bulk Sales Laws .......................    73
         8.15     Easements; Cooperation ................................    73


ARTICLE IX            Miscellaneous .....................................    74

         9.01     Notices ...............................................    74
         9.02     Entire Agreement; Amendments ..........................    75
         9.03     Governing Law .........................................    75
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                                      -iv-


         9.04     Headings ..............................................    76
         9.05     Counterparts ..........................................    76
         9.06     Time of the Essence ...................................    76
         9.07     Binding Effect ........................................    77
         9.08     No Third Party Beneficiary ............................    77
         9.09     Survival ..............................................    77
         9.10     Litigation ............................................    77
         9.11     Limited Recourse ......................................    77
         9.12     Construction ..........................................    78
         9.13     Enforceability ........................................    78
         9.14     Non-Recordation .......................................    78
         9.15     Several Liability of Buyer ............................    78
         9.16.    Trustee Exculpation ...................................    78

                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT is entered into and dated as of July 18, 1997, by and among Mr. Thomas J. Flatley, individually; Thomas J. Flatley and John J. Roche, as Trustees of Hyannis-1992 Realty Trust, a Massachusetts nominee trust; Tara Hotel Management Co. LLC, a Massachusetts limited liability company; John J. Flatley, as Trustee and Gregory D. Stoyle, as Trustee (each a "Seller" and collectively the "Sellers"), and SLT Realty Limited Partnership, a Delaware limited partnership ("SLT Realty"), and SLC Operating Limited Partnership, a Delaware limited partnership ("SLC Operating"; SLT Realty and SLC Operating are referred to collectively herein as the "Buyer").

                              PRELIMINARY STATEMENT

         A. Quoted terms used but not defined in this Preliminary Statement have the meanings set forth in Section 1.01 hereof.

         B. Sellers are the owners (or lessees, as the case may be) of the hotel properties (each a "Hotel" and collectively, the "Hotels") each being known and numbered as follows:

         1.       Sheraton Tara Hotel ("Braintree Sheraton")
                  37 Forbes Road
                  Braintree, MA 02184

         2.       Sheraton Tara Hotel ("Framingham Sheraton")
                  1657 Worcester Road
                  Framingham, MA 01701

         3.       Sheraton Tara Hotel ("Nashua Sheraton")
                  Tara Boulevard
                  Nashua, NH 03062

         4.       Sheraton Tara Hotel ("Parsippany Sheraton")
                  199 Smith Road
                  Parsippany, NJ 07054

         5.       Tara's Ferncroft Conference Resort ("Danvers Tara")
                  50 Ferncroft Road
                  Danvers, MA 01923

         6.       Cape Codder Hotel ("Cape Codder")
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                                      -2-

                  Rte. 132 & Bearse's Way
                  Hyannis, MA 02601

         7.       Tara Hyannis Hotel & Resort ("Hyannis Hotel")
                  West End Circle
                  Hyannis, MA 02601

         8.       Colonial Hilton Hotel ("Wakefield Hilton")
                  Rte. 128/95 Audubon Road
                  Wakefield, MA 01880

         9. Merrimack Hotel & Conference Center ("Merrimack Hotel") 4 Executive Park Drive
                  Merrimack, NH 03054

         10.      Sheraton Tara Hotel ("Newton Sheraton")
                  320 Washington Street
                  Newton, MA 02158

         11.      Sheraton Tara Hotel ("South Portland Sheraton")
                  363 Maine Mall Road
                  South Portland, ME 04106

         12.      Tara Hotel ("Stamford Tara")
                  2701 Summer Street
                  Stamford, CT 06905

         13.      Sheraton Tara Hotel ("Warwick Sheraton")
                  1850 Post Road
                  Warwick, RI 02886

         14.      Wayfarer Inn ("Wayfarer Inn")
                  121 South River Road
                  Bedford, NH 03110

         15.      Sheraton Tara Lexington Inn ("Lexington Sheraton")
                  727 Marrett Road
                  Lexington, MA 02173

         C. Sellers now desire to sell, and Buyer desires to purchase, the aforesaid Hotels, subject to and in accordance with all of the terms, covenants, conditions, provisions and limitations hereinafter set forth.

         NOW, THEREFORE, for the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

                                    ARTICLE I

         1.01     Definitions.

         "Accountant" shall mean Coopers & Lybrand or another accountant mutually agreeable to Buyer and Sellers.

         "Act of Bankruptcy" shall mean if a party hereto or any general partner thereof shall (a) apply for or consent to the appointment of, or the taking of possession by a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect),
(e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (h) take any corporate, partnership, limited liability company or trust action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof, in any court of competent jurisdiction seeking (i) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner, (ii) the appointment of a receiver, custodian, trustee or liquidator for such party or general partner or all or any substantial part of its assets, or (iii) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue unstayed or undismissed for a period of sixty (60) days; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect), judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 consecutive days.

         "ADA Requirements" shall mean the requirements, applicable to the Hotels, of the Americans with Disabilities Act or any similar requirements under state or local statutes, regulations or ordinances.

         "Additional Deposit" shall have the meaning set forth in Section 3.03.

         "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

         "Agreement" shall mean this Purchase and Sale Agreement, and the Exhibits and Schedules attached hereto, and any amendments which may hereafter be executed and delivered among Buyer and Sellers.

         "Allocated Purchase Price" shall have the meaning set forth in Section 3.01(b).

         "Ancillary Newton Leases" shall mean those leases more particularly described on Schedule 1.01(a).

         "Assignments" shall have the meaning set forth in Section 5.04(d).

         "Assumed Liabilities" shall mean (a) all Liabilities under the Hotel Contracts assigned to Buyer arising or accruing on or after the Closing Date, except for any such Liabilities relating to a breach or default prior to the Closing Date, (b) any Liabilities described herein to the extent Buyer has received a Decrease therefor, and (c) all Liabilities with respect to the Hotels and the Hotel Assets arising or accruing on or after the Closing Date except for any such Liabilities relating to an occurrence or event taking place prior to the Closing Date. Assumed Liabilities shall not include any Compensation earned or accrued prior to Closing by any Employee.

         "Bills of Sale" shall have the meaning set forth in Section 5.04(c).

         "Business" shall mean with respect to each of the Hotels, the ownership and operation of such Hotel.

         "Business Day" shall mean any day of the year, except Saturdays, Sundays and federal holidays.

         "Buyer's Closing Documents" shall have the meaning set forth in Section 5.05.

         "Capital Expenditure Schedule" shall have the meaning set forth in
Section 8.01(b).

         "Casualty" shall have the meaning set forth in Section 8.05.

         "Closing" shall have the meaning set forth in Section 5.01.

         "Closing Date" shall have the meaning set forth in Section 5.01.

         "Closing Documents" shall mean the Sellers Closing Documents and the Buyers Closing Documents.

         "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time, and as interpreted in Treasury regulations and rulings issued, adopted or promulgated thereunder.

         "Compensation" shall mean the direct salaries and wages paid to or accrued for the benefit of the Employees, including incentive compensation, together with all fringe benefits payable to, or accrued for the benefit of, any executive or other employee, including employer's contributions under the Federal Insurance Contribution Act, unemployment compensation, or other employment taxes, pension fund contributions, worker's compensation, group life and accident and health insurance premiums, profit sharing, retirement, disability and other similar benefits, accrued vacation pay, and all other contributions to, and amounts paid or accrued under, pension and other employee health and benefit plans, programs or policies.

         "Condemnation" shall have the meaning set forth in Section 8.04.

         "Condition of Property" shall have the meaning set forth in Section 4.03(a).

         "Consumables" shall mean with respect to each of the Hotels or Manager (as the case may be) all food and beverages (alcoholic and non-alcoholic); engineering, maintenance, cleaning and housekeeping materials and supplies, including soap and other toiletries and matches; stationery, menus and other printed materials; and all other supplies of all kinds, whether used, unused or held in reserve storage for future use in connection with the Business of each of the Hotels, which are, on the date hereof, subject to such depletion, and including such re-supplies as shall occur and be made in the Ordinary Course of Business prior to the Closing Date, and whether issued or held in operating departments or held in reserve storage, but excluding (i) Fixtures and Tangible Personal

Property, (ii) Operating Equipment, (iii) Miscellaneous Property Assets, (iv) Motor Vehicles, and (v) Third Party Property.

         "Conveyance Documents" shall mean all of the documents to be delivered by Sellers to Buyer under Sections 5.04(a), 5.04(b), 5.04(c), 5.04(d), 5.04(e) and 5.04(f).

         "Corporations" shall mean those certain corporations set forth on
Schedule 1.01(b), each of which is an Affiliate of one or more of the Sellers.

         "Cut Off Time" shall mean 12:01 a.m. on the Closing Date.

         "Decrease" shall have the meaning set forth in Section 6.01.

         "Deeds" shall have the meaning set forth in Section 5.04(a).

         "Due Diligence Material Adverse Effect" shall mean any condition, event, development or circumstance (i) which makes a representation given in
Section 4.01 untrue in any material respect and which has resulted in, or is foreseeably likely to result in, Liabilities, taking into consideration all other such conditions, events, developments or circumstances, in excess of One Million Dollars ($1,000,000.00) with respect to the Business of a Hotel, or Ten Million Dollars ($10,000,000.00) in the aggregate with respect to the Business of all of the Hotels, and (ii) which is not an Initial Inspection Matter, provided that with respect to the audit of the Financial Statements of the Sellers, a Due Diligence Material Adverse Effect shall only be deemed to exist if such audit reveals material audit adjustments related to such Financial Statements which are necessary in order to make the representations given in
Section 4.01(x) correct in all material respects, and such adjustments, on a consolidated basis, when added to all other Due Diligence Material Adverse Effects, have resulted in, or are foreseeably likely to result in, Liabilities in excess of Ten Million Dollars ($10,000,000.00) in the aggregate with respect to the Business of all of the Hotels. In calculating whether a Due Diligence Material Adverse Effect has occurred, any positive adjustments in the operations of the Hotels which are revealed in the audit of the Financial Statements shall be taken into account on the same basis as negative adjustments in the operations of the Hotels which are revealed in the audit of the Financial Statements, and after having been so taken into account shall offset any Liabilities included within the claimed Due Diligence Material Adverse Effect.

         "Due Diligence Materials" shall have the meaning set forth in Section 3.06.

         "Due Diligence Period" shall mean the period commencing on the Firm Date and ending on the later of 5:00 p.m. (Pacific Time) (i) thirty (30) days thereafter or (ii) fifteen (15) days after Buyer has received surveys from the Sellers, which the Sellers' surveyors believe in good faith to satisfy the requirements of Section 5.03 hereof.

         "Due Diligence Room" shall have the meaning set forth in Section 3.06.

         "Due Diligence Termination Notice" shall have the meaning set forth in
Section 3.06.

         "Earnest Money" shall mean the Initial Deposit and Additional Deposit and the Extension Deposit (if applicable), together with any interest earned thereon, less expenses paid therefrom.

         "Earnest Money Escrow" shall have the meaning set forth in Section
3.03.

         "Earnest Money Escrow Agreement" shall have the meaning set forth in
Section 3.03.

         "Employee Pension Benefit Plan" shall have the meaning assigned such term under Section 3(2) of ERISA excluding, however, any Multiemployer Plan.

         "Employee Welfare Benefit Plan" shall have the meaning assigned such term under Section 3(1) of ERISA excluding, however, any Multiemployer Plan.

         "Employees" shall mean all employees of each of the Hotels, Manager and Sellers employed exclusively in connection with the Hotels.

         "Environmental Claims" shall mean any claim for reimbursement or remediation expense, contribution, personal injury, property damage or damage to natural resources made, asserted or prosecuted by or on behalf of any third party (whether based on negligent acts or omissions, statutory liability, strict liability without fault or otherwise) including, without limitation, any Governmental Authority, Employee, former employee or guest, or their respective legal representatives, heirs, beneficiaries and estates, relating to or arising out of the release of any Hazardous Material or the violation of any Environmental Laws.

         "Environmental Laws" shall mean and include the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601, et seq., the Resource Conservation and Recovery Act 42 U.S.C. Sections 6901, et seq., and all other and similar Legal Requirements governing the environment or any Hazardous Material, all as amended from time to time, and all rules and regulations promulgated thereunder.

         "Environmental Liabilities" shall mean any cost or expense of any nature whatsoever required to be undertaken pursuant to any Environmental Laws to contain, remove, remedy, respond to, clean up or abate any release of Hazardous Material, or other contamination of surface water, groundwater, land surface or subsurface strata, whether on-site or off-site arising from operations or activities on the Real Property or any part thereof with respect to any of the Hotels, including, but not limited to, the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce or on-site or off-site use, treatment, handling, storage, disposal or transportation of any Hazardous Material, but excluding cleaning, office and other supplies or items used in connection with the Business of the Hotel which are properly packaged, stored and used in compliance with all Environmental Laws.

         "Environmental Reports" shall have the meaning set forth in Section 4.01(r).

         "Equipment Leases" shall mean with respect to each of the Hotels or Manager (as the case may be) all leases and purchase money security agreements (including all amendments, modifications and supplements thereto and guaranties, extensions and renewals thereof) for any Fixtures and Tangible Personal Property used or usable in the Business of such Hotel.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations, interpretations and exemptions promulgated thereunder.

         "Escrow Agent" shall mean Commonwealth Land Title Insurance Company or a trust company which is an Affiliate thereof, in its capacity as escrowee under the Earnest Money Escrow Agreement and the Indemnity Fund Agreement.

         "Exchange Escrowee" shall have the meaning set forth in Section
8.06(f).

         "Excluded Liabilities" shall mean all Liabilities arising or accruing prior to the Closing Date, except to the extent Buyer has received a Decrease therefor in the Purchase Price, but expressly excluding any Assumed Liabilities.

         "Excluded Permits" shall mean those Permits which are non-transferable under applicable law or under the provisions of such Permit.

         "Excluded Property" shall mean (i) Third Party Property, (ii) the Excluded Permits, (iii) cash or other funds on deposit in bank accounts or in transit for deposit (not including petty cash and house banks), (iv) refunds, rebates or other claims or interest thereon, for periods or events occurring prior to the Cut Off Time, (v) prepaid insurance and other prepaid items, (vi) utility deposits, (vii) Protected Name, (viii) Protected Marks, and (ix) Motor Vehicles owned by Sellers.

         "Extension Deposit" shall have the meaning set forth in Section 5.01.


         "Ferncroft" shall mean Ferncroft Water Systems, Inc., a Massachusetts corporation.

         "Final Closing Statement" shall have the meaning set forth in Section 6.02.

         "Financial Statements" shall have the meaning set forth in Section 4.01(x).

         "Firm Date" shall mean August 4, 1997.

         "Fixtures and Tangible Personal Property" shall mean with respect to each of the Hotels or Manager (as the case may be) all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances, computer hardware, art work and other articles of tangible personal property owned by a Seller at Closing and used exclusively in connection with the Business of such Hotel or any part thereof, subject to such depletions, re-supplies, substitutions and replacements as shall occur and be made in the Ordinary Course of Business prior to the Closing Date, excluding, however (i) Operating Equipment, (ii) Consumables, (iii) Miscellaneous Property Assets, (iv) Motor Vehicles, and (vi) Third Party Property.

         "Franchise Agreements" shall mean, collectively, the Sheraton Franchise Agreements and the Hilton Franchise Agreement.

         "Force Majeure Causes" shall mean causes beyond the reasonable control of Sellers, including, without limitation, casualties, war, insurrection, strikes, lockouts and governmental actions.

         "Franchisors" shall mean, collectively, Sheraton and Hilton.

         "Governmental Authority" shall mean any federal, state, county, municipal or other governmental or quasi-governmental body or agency or any subdivision thereof.

         "Ground Lease" shall mean the Amended and Restated Motor Hotel Lease Agreement dated as of January 1, 1996, between James A. Magliozzi, as Trustee of The Gateway Realty Trust, as landlord, and the Manager, as tenant, with respect to the Newton Sheraton, and any amendments or modifications thereto.

         "Hazardous Materials" shall mean any material or substance which is (i) defined as a "hazardous waste" under the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901 et seq.), as amended from time to time, and regulations promulgated thereunder; (ii) defined as a "hazardous substance" under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), as amended from time to time, and regulations promulgated thereunder ("CERCLA"); (iii) defined as a hazardous or toxic substance, pollutant, contaminant or waste in any Legal Requirement in the State in which any of the Real Property is located; (iv) petroleum; (v) asbestos; or (vi) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq. (33 U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section
1317).

         "Hilton" shall mean Hilton Inns, Inc., a Delaware corporation.

         "Hilton Franchise Agreement" shall mean that certain License Agreement dated as of July 15, 1993 by and between Hilton Inns, Inc. and Thomas J. Flatley.

         "Hilton Right of First Refusal" shall have the meaning set forth in
Section 8.13.

         "Hotel" shall have the meaning set forth in Recital B of the Preliminary Statement.

         "Hotel Assets" shall mean with respect to each Hotel, the (i) Real Property, (ii) Fixtures and Tangible Personal Property, (iii) Operating Equipment, (iv) Consumables, (v) Motor Vehicles, (vi) Miscellaneous Property Assets, and (vii) all right, title and interest of Sellers in the Hotel Contracts, but excluding the Excluded Property.

         "Hotel Contracts" shall mean with respect to each Hotel, the Franchise Agreements, Management Agreements, Operating Agreements, Equipment Leases, Vehicle Leases, Space Leases and Permits pertaining to such Hotel, and in addition, (a) with respect to the Braintree Sheraton only, the Union Contract, and (b) with respect to the Newton Sheraton only, the Ground Lease and Ancillary Newton Leases.

         "Improvements" shall mean with respect to each Hotel, the buildings, structures (surface and subsurface) and other improvements located on the Land for such Hotel, including such fixtures as shall constitute real property under applicable Legal Requirements, including, without limitation, all electrical, mechanical, plumbing and other building systems; fire protection, security and surveillance systems; and all telecommunications, computer, wiring and cable installations, to the extent owned by Sellers.

         "Increase" shall have the meaning set forth in Section 6.01.

         "Indemnification Threshold" shall have the meaning set forth in Section 4.06(d).

         "Indemnitee" shall have the meaning set forth in Section 4.06(c).

         "Indemnitor" shall have the meaning set forth in Section 4.06(c).

         "Indemnity Escrow" shall have the meaning set forth in Section 4.06(f).

         "Indemnity Fund Agreement" shall have the meaning set forth in Section 4.06(f).

         "Indemnity Reduction Date" shall mean the date which is the earlier of
(i) thirty (30) days after the date Buyer receives audited financial statements for all of the Hotels for the year ending December 31, 1997 or (ii) March 31, 1998.

         "Indemnity Termination Date" shall have the meaning set forth in
Section 4.06(f).

         "Initial Deposit" shall have the meaning set forth in Section 3.03.

         "Initial Inspection Matters" shall have the meaning set forth in
Section 3.06(b).

         "Initial Inspection Period" shall mean the period commencing on July 18, 1997 and ending at 5:00 p.m. (Pacific Time) on the Firm Date.

         "Initial Inspection Termination Notice" shall have the meaning set forth in Section 3.06.

         "Initial Inspectors" shall have the meaning set forth in Section 3.06.

         "Initial Maximum Indemnity Amount" shall have the meaning set forth in
Section 4.06(d).

         "Insurance Policies" shall have the meaning set forth in Section
4.01(w).

         "Intangible Assignments" shall have the meaning set forth in Section 5.04(f).

         "Intellectual Property" shall mean with respect to each of the Hotels or Manager (as the case may be) all of the following owned by, issued to or licensed to any Seller and used exclusively in the Business of such Hotel: (i) trademarks, service marks, trade dress, logos and trade names, together with all goodwill associated therewith and all registrations, applications, renewals, translations, adaptations, derivations and combinations thereof; (ii) copyrights and copyrightable works and all registrations, applications and renewals therefor; (iii) trade secrets and confidential information (including, without limitation, ideas, drawings, specifications, designs, plans, proposals, financial and accounting data, business and marketing plans, and customer and supplier lists); (iv) computer software; (v) all other intellectual property rights; and (vi) all copies and tangible embodiments of the foregoing (in whatever form or medium), but excluding the Protected Marks and Protected Name.

         "Intentional Seller Default" shall mean (i) a deliberate and bad faith failure by a Seller to deliver a Seller Closing Document after Buyer has satisfied its obligations or tendered performance hereunder, (ii) an intentional and bad faith frustration of one or more closing conditions of the Sellers set forth in Section 7.01 hereof, or (iii) fraud committed by one or more of the Sellers. Notwithstanding anything contained herein to the contrary, any failure to deliver a Seller Closing Document or satisfy a closing condition shall not be deemed an Intentional Seller Default if caused by or resulting from
(a) Force Majeure Causes, or (b) Sellers' inability to deliver such Seller's Closing Document after making reasonable efforts, which efforts shall not require the Sellers to expend funds or incur Liabilities except for payment of Sellers' Existing Mortgages, title insurance premiums, transfer taxes and other tax liabilities, or (c) compliance with a Legal Requirement, the imposition of which does not result from a deliberate, bad faith act or omission on the part of the Sellers.

         "Knowledge" shall mean, (i) with respect to the Sellers or a Seller, the current actual knowledge of Thomas J. Flatley, John J. Roche, or the general managers of the Hotels, and shall not be construed to refer to the knowledge of any other trustee, partner, officer, director, agent, employee or representative of any Seller, or any Affiliate of any Seller; and (ii) with respect to the Buyer, the current actual knowledge of Barry Sternlicht, Steven Goldman, Ronald Brown or Nir Margalit, and shall not be construed to refer to the knowledge of any other trustee, partner, officer, director, agent, employee or representative of Buyer, or any Affiliate of Buyer.

         "Land" shall mean those parcels of land legally described on Schedule 1.01(c), together with all easements, rights of way, servitudes, tenements, hereditaments, appurtenances, privileges and other rights with respect thereto, and all landscaping located thereon.

         "Latest Delivery Date" shall have the meaning set forth in Section 3.06(a).

         "Lease Assignments" shall have the meaning set forth in Section
5.04(e).

         "Legal Requirements" shall mean all federal, state and local laws, statutes, ordinances, rules and regulations affecting or in any way relating to the Hotels or the Business of the Hotels, including, without limitation, the Environmental Laws, the Americans with Disabilities Act, and the Occupational Safety and Health Act of 1970, as amended from time to time.

         "Lexington Addition" shall have the meaning set forth in Section
8.01(c).

         "Liabilities" shall mean any liability, obligation, loss in value, damage, cost or expense of any nature whatsoever, whether now known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, including, without limitation, any liability with respect to taxes of any kind whatsoever that relate to any of the Purchased Assets or the Business of the Hotels.

         "Management Agreements" shall mean those certain Management Agreements identified on Schedule 1.01(d), each of which is by and between a Seller and Manager, pursuant to which, among other things, Manager has been appointed the sole and exclusive manager for such Seller in connection with the operation, maintenance and administration of each of the Hotels.

         "Manager" shall mean Tara Hotel Management Co. LLC, a Massachusetts limited liability company.

         "Manager Assets" shall mean with respect to Manager the following items (if any) owned by Manager: (i) Real Property; (ii) Fixtures and Tangible Personal Property, (iii) Operating Equipment, (iv) Consumables, (v) Motor Vehicles, (vi) Miscellaneous Property Assets, and (vii) all right, title and interest of Manager in the Manager Contracts, but excluding Third Party Property.

         "Manager Contracts" shall mean with respect to Manager the following (if any): Management Agreements, Operating Agreements, Equipment Leases, Vehicle Leases, Space Leases and Permits.

         "Material Adverse Effect" shall mean any condition, event, development or circumstance which has resulted in, or is foreseeably likely to result in, any Liability in excess of Ten Million Dollars ($10,000,000.00) in the aggregate with respect to the Business of all of the Hotels. In calculating whether a Material Adverse Effect has occurred, any positive adjustments in the operations of the Hotels which are revealed in the audit of the Financial Statements shall be taken into account on the same basis as negative adjustments in the operations of the Hotels which are revealed in the audit of the Financial Statements, and after having been so taken into account shall offset any Liabilities included within the claimed Material Adverse Effect.

         "Material Equipment Leases" shall mean with respect to each of the Hotels or Manager (as the case may be), the Equipment Leases requiring aggregate remaining payments in excess of Fifty Thousand and No/100 Dollars ($50,000.00).

         "Material Hotel Contracts" shall mean with respect to each of the Hotels or the Manager (as the case may be), the Hotel Contracts requiring aggregate remaining payments in excess of Fifty Thousand and No/100 Dollars ($50,000.00).

         "Material Operating Agreements" shall mean with respect to each of the Hotels or the Manager (as the case may be), the Operating Agreements requiring aggregate remaining payments in excess of Fifty Thousand and No/100 Dollars ($50,000.00).

         "Miscellaneous Property Assets" shall mean with respect to each of the Hotels or Manager (as the case may be) all (i) Intellectual Property, (ii) contract rights, leases and concessions; (iii) rights under guaranties or warranties relating to goods, merchandise or services; (iv) plans and specifications; (v) telephone numbers (except for those numbers related to the Protected Name or Protected Marks); and (vi) other items of intangible personal property relating to the Business of such Hotel or Manager, as the case may be, or any part thereof, and the goodwill associated therewith, including, without limitation, any goods, merchandise or services either in transit, under fabrication or otherwise ordered but not yet received at such Hotel or by Manager, as the case may be, on or prior to the Closing Date, and including all accounts and other receivables, and unpaid rents, attributable to such Hotel or Manager, as the case may be, but excluding: (a) Hotel Contracts, and (b) the Excluded Property; provided, however, the term "Miscellaneous Property Assets" shall in all events include Excluded Property items to the extent there is an Increase in the Purchase Price for any such items otherwise excluded pursuant to the foregoing provisions.

         "Multiemployer Plan" shall mean a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

         "Motor Vehicles" shall mean with respect to each of the Hotels all motor vehicles owned or leased by a Seller and used exclusively by a Seller in the Business of such Hotel.

         "Operating Agreements" shall mean with respect to each of the Hotels or Manager (as the case may be) all service and maintenance contracts, credit card service agreements, billboard leases and other contracts (including all amendments, modifications and supplements thereto and guaranties, extensions and renewals thereof) with respect to the Business of such Hotel, other than the (i) Ground Lease; (ii) Ancillary Newton Leases; (iii) Franchise Agreements; (iv) Management Agreements; (v) Equipment Leases; (vi) Vehicle Leases; and (vii) Space Leases.

         "Operating Equipment" shall mean with respect to each of the Hotels or Manager (as the case may be) all china, glassware, linens, silverware and uniforms, whether in use or held in reserve storage for future use, in connection with the Business of such Hotel, which are on hand on the date hereof, subject to such depletion and including such resupplies, substitutions and replacements as shall be made in the Ordinary Course of Business prior to the Closing Date.

         "Ordinary Course of Business" shall mean with respect to each of the Hotels the ordinary course of business consistent with past custom and practice for such Hotel.

         "Permits" shall mean with respect to each of the Hotels all licenses, governmental franchises and permits used in or relating to the Business of such Hotel or any part thereof or facilities located thereon.

         "Permitted Exceptions" shall mean those matters (i) specified on the Title Commitments delivered to the Buyer, other than the Sellers' Existing Mortgages, (ii) permitted in accordance with Section 8.01(g), or (iii) which may be otherwise agreed upon by the Sellers and Buyer.

         "Personal Property" shall mean with respect to each of the Hotels, all Hotel Assets other than Real Property.

         "Preliminary Closing Statement" shall have the meaning set forth in
Section 6.02.

         "Primary Due Diligence Materials" shall have the meaning set forth in
Section 3.06(a).

         "Protected Marks" shall mean those trademarks, service marks, trade names, logos, designs, and all goodwill appurtenant thereto which are (i) owned by Seller or an Affiliate thereof as identified on Schedule 1.01(e), (b) owned by any Space Lessees (or licensed for use by any Space Lessees), or (c) owned by any Franchisors.

         "Protected Name" shall mean the name "Tara", the name "The Castle", and any variations thereof or derivations thereof, whether used alone or in combination with one or more other words or names.

         "Purchase Price" shall have the meaning set forth in Section 3.01(a).

         "Purchased Assets" shall mean all Hotel Assets with respect to all of the Hotels, the Manager Assets and the Shares.

         "Real Property" shall mean with respect to each of the Hotels or Manager (as the case may be), the Land and Improvements.

         "Retained Parcels" shall have the meaning set forth in Section 8.01(g).

         "Secondary Due Diligence Materials" shall have the meaning set forth in
Section 3.06(a).

         "Sellers Closing Documents" shall have the meaning set forth in Section 5.04.

         "Sellers Existing Mortgages" shall mean those mortgages encumbering the Hotels and more particularly described on Schedule 1.01(g) hereof.

         "Shares" shall mean the capital stock in the Corporations owned by a Seller.

         "Sheraton" shall mean ITT Sheraton Corporation, a Delaware corporation.

         "Sheraton Franchise Agreements" shall mean those franchise agreements set forth on Schedule 1.01(f).

         "Space Leases" shall mean with respect to each of the Hotels all leases, subleases, licenses, franchises, concessions and other occupancy arrangements (including all amendments, modifications and supplements thereto and guaranties, extensions and renewals thereof) for the use or occupancy by third parties of any portion of the Real Property other than the occupancy by guests of the Hotel of rooms or suites, meeting facilities or function rooms or golf course reservations in the Ordinary Course of Business.

         "Space Lessee" shall mean any person or entity entitled to occupy any portion of the Real Property under a Space Lease.

         "Starwood Lodging Corporation" shall mean Starwood Lodging Corporation, a Maryland corporation.

         "Starwood Lodging Trust" shall mean Starwood Lodging Trust, a Maryland real estate investment trust.

         "Subsequent Maximum Indemnity Amount" shall have the meaning set forth in Section 4.06(d).

         "Surveys" shall have the meaning set forth in Section 5.03.

         "Survival Period" shall have the meaning set forth in Section 4.04(a).

         "Tax-Free Exchange" shall have the meaning set forth in Section
8.06(f).

         "Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, room, transfer, registration, ad valorem, betterment assessments, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to such tax liability of any other person.

         "Third Party Property" shall mean all items of Personal Property located at each of the Hotels which are (i) owned by Space Lessees, Employees, guests, other persons furnishing food or services to such Hotels, or other third parties, (ii) leased pursuant to the Equipment Leases and Vehicle Leases with respect to such Hotels, or (iii) items that are subject to the rights of the Franchisors under the Franchise Agreements.

         "Title Commitments" shall have the meaning set forth in Section
5.02(a).

         "Title Company" shall mean Commonwealth Land Title Insurance Company and/or Chicago Title Insurance Company.

         "Title Insurance Amount" shall have the meaning set forth in Section 5.02(a).

         "Title Policies" shall have the meaning set forth in Section 5.02(b).

         "Transferred Employees" shall have the meaning set forth in Section 8.09(a).

         "Trusts" shall mean those certain trusts set forth in the first paragraph of this Agreement with respect to which Thomas J. Flatley, John J. Roche, John S. Flatley and Gregory D. Stoyle are Trustees.

         "Union Contract" shall mean that certain Agreement between The Sheraton Tara Hotel, Braintree, Massachusetts and Local 26, Hotel, Restaurant, Institutional Employees and Bartenders International Union dated March 1, 1997.

         "Vehicle Leases" shall mean with respect to each of the Hotels or Manager (as the case may be) all leases (including all amendments, modifications and supplements thereto and guaranties, extensions and renewals thereof) pursuant to which a Seller leases a Motor Vehicle.

         "WARN Act" shall have the meaning set forth in Section 4.01(s) hereof.

         "Water Agreement" shall have the meaning set forth in Section 5.04(r).

         1.02 References. All references in this Agreement to particular sections or articles shall, unless expressly otherwise provided, or unless the context otherwise requires, be deemed to refer to the specific sections or articles in this Agreement. The words "herein", "hereof", "hereunder", "hereinafter", "hereinabove" and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection or article hereof.

         1.03 Pronouns. All pronouns and variations thereof used herein shall, regardless of the pronoun actually used, be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may, in the context in which such pronoun is used, require.

                                   ARTICLE II

                         Agreement for Sale and Purchase

         2.01 Purchased Assets. For the consideration and subject to the terms and conditions herein set forth and in reliance upon the representations, warranties, covenants and undertakings herein contained, and subject to each of the terms, covenants and conditions herein set forth, Sellers hereby agree to sell, transfer, assign, convey, set over and confirm the Purchased Assets unto Buyer, and Buyer hereby agrees to purchase the Purchased Assets from Sellers, all at the Closing on the Closing Date, subject to Section 2.02 hereof.

         2.02 Shares of the Corporations. Buyer may elect not to purchase all or any portion of the Shares being offered for sale by the Sellers, provided that Buyer shall not be entitled to a reduction in the Purchase Price in the event of such an election.

                                   ARTICLE III

                                 Purchase Price

         3.01 Amount of Purchase Price.

              (a) In consideration for the sale of the Purchased Assets, Buyer agrees to pay to Sellers, at the Closing, the sum of Four Hundred Seventy Million Dollars ($470,000,000.00), as adjusted by any Increase or Decrease (the foregoing sum being herein referred to as the "Purchase Price").

              (b) The Purchase Price shall be allocated among each Hotel (the "Allocated Purchase Price"), and further allocated among Land, Improvements, Personal Property (other than goodwill) and goodwill with respect to each Hotel, as set forth on Schedule 3.01(b) attached hereto. Sellers and Buyer agree that the allocation set forth on Schedule 3.01(b) has been arrived at by a process of arm's-length negotiations, including the parties' best judgment as to the fair market value of each respective asset, and the parties specifically agree to such allocation as final and binding (as between the parties) and will consistently reflect such allocations on their respective federal, state and local tax returns. The terms of this Section 3.01(b) shall survive the Closing. Buyer and Sellers acknowledge and agree that no value has been attributed to the Lexington Addition in the calculating of the Purchase Price, except as may be provided in Section 6.01(m).

              (c) Except as set forth in Sections 5.02, 8.07 and 8.13, (i) notwithstanding the allocation of the Purchase Price, the sale of the Hotels shall be on an all or nothing basis, the sale of each item of each Hotel to be conditioned upon the simultaneous sale of all other items of all Hotels on a concurrent basis, and (ii) Buyer shall have no right to purchase, and Sellers shall have no right to cause Buyer to purchase, less than all of the Hotels, as an entirety in accordance with the provisions of this Agreement.

         3.02 Payment of Purchase Price. The full amount of the Purchase Price shall be paid at Closing by wire transfer of immediately available funds. The Purchase Price shall be wired to such account or accounts as Sellers may direct in a written instrument delivered to Buyer.

         3.03 Earnest Money. Concurrently with the execution of this Agreement, Buyer shall deposit, in a strict joint order escrow (the "Earnest Money Escrow") with the Escrow Agent the sum of Five Million and No/100 Dollars ($5,000,000.00) (the "Initial Deposit"), such amount to be held as an earnest money deposit hereunder in accordance with the provisions of a strict joint order escrow agreement in the form attached hereto as Exhibit D (the "Earnest Money Escrow Agreement"). If Buyer terminates this Agreement on or before the Firm Date pursuant to Section 3.06(b) hereof, the Escrow Agent shall remit the Initial Deposit to the Buyer. If the Buyer does not terminate this Agreement on or before the Firm Date, (i) the Initial Deposit shall become non-refundable and the Buyer shall have no right to receive the Initial Deposit at any time thereafter, unless an Intentional Seller Default shall have occurred as specified in Section 8.07(a) of this Agreement, and (ii) on the Firm Date, Buyer shall deposit into the Earnest Money Escrow with the Escrow Agent the sum of Fifteen Million and No/100 Dollars ($15,000,000.00) (the "Additional Deposit"). If Buyer terminates this Agreement pursuant to Section 3.06(d) after the Firm Date and prior to the expiration of the Due Diligence Period, the Escrow Agent shall no later than two (2) Business Days after the receipt of the Due Diligence Termination Notice refund the Additional Deposit to the Buyer and deliver the Initial Deposit to the Sellers. At the Closing, unless this Agreement has been terminated in accordance with the terms hereof, Buyer and Sellers shall cause their respective representatives to direct the transfer of the remaining Earnest Money in the Earnest Money Escrow to Sellers, such amount to be applied in partial satisfaction of the obligation of Buyer with respect to the Purchase Price. All Earnest Money deposited in the Earnest Money Escrow shall be invested from time to time in United States government securities, commercial paper, certificates of deposit or other interest-bearing accounts or certificates as directed by Buyer and as reasonably approved by Sellers, in all events such investments to have dates of maturity not later than the then estimated date for Closing. All costs and expenses of the Escrow Agent incurred in connection with the establishment of the Earnest Money Escrow or the Earnest Money Escrow Agreement shall be paid from the investment income generated by the Earnest Money Escrow.

         3.04 Liabilities Assumed and Excluded. In addition to the payment of the Purchase Price as above provided, at the Closing, Buyer shall assume, and agree to pay, perform and fully discharge all of the Assumed Liabilities at and after the Closing. Buyer shall not assume and shall have no liability for, and Sellers shall retain and have full responsibility for the Excluded Liabilities.

         3.05 Designation of Transferees. On or before seven (7) Business Days prior to Closing, Buyer shall have the right to designate one or more Affiliates of Buyer as the transferees to be named in one or more of the Conveyance Documents and may instruct the Sellers in writing to execute and deliver one or more of the Conveyance Documents to the designees so designated by Buyer. Each such designee must execute and deliver an Acknowledgment and Assumption Agreement in a form reasonably satisfactory to the Sellers and Buyer, pursuant to which each such designee shall acknowledge that such designee is an assignee of Buyer with respect to the Real Property or Personal Property for each of the Hotels, and shall agree to assume and discharge all of the obligations of Buyer at Closing and thereafter arising under this Agreement with respect to such Real Property or Personal Property (as the case may be). The designation of such Affiliates and the execution and delivery of the Conveyance Documents to them by the Sellers in accordance with Buyer's instructions shall not relieve or discharge Buyer of any of its obligations arising under this Agreement, including, without limitation, the obligation of the Buyer to pay the Purchase Price, all indemnification obligations of the Buyer under this Agreement, and any other obligations of the Buyer which survive Closing. In the event Buyer designates such transferees, the term "Buyer" as used herein shall be deemed to refer to each such designee with respect to the Real Property or Personal Property to be transferred to such designee.

         3.06 Due Diligence Review; Initial Inspection Period; Due Diligence Period.

              (a) Sellers shall provide or make available to Buyer, at Sellers' sole cost and expense, all documents and materials reasonably requested by Buyer (but excluding those materials for which Sellers provide written notice to Buyer that such materials do not exist or are not in the possession of Sellers, Manager or other third party from whom Sellers can obtain such materials) (the "Due Diligence Materials") as promptly as reasonably practicable after the execution and delivery of this Agreement, which shall be made in installments as soon as such Due Diligence Materials are located or become available. Buyer acknowledges that the Due Diligence Materials described on Schedule 3.06(a)(1) (the "Secondary Due Diligence Materials") may not be made available to the Buyer until after the Firm Date. Notwithstanding the foregoing, Sellers shall obtain and deliver to Buyer all materials and information specified on Schedule 3.06(a)(2) (the "Primary Due Diligence Materials") no later than July 23, 1997, other than as expressly provided on Schedule 3.06(a)(2). Buyer acknowledges and agrees that Sellers shall assemble and make available for review all Due Diligence Materials in a room at the offices of Sellers' counsel, Bingham, Dana & Gould LLP, 150-160 Federal Street, Boston, MA (the "Due Diligence Room") as promptly as reasonably practicable, and Buyer shall have the right to make copies of any materials in the Due Diligence Room at its sole cost and expense. In addition, Sellers agree to deliver to Buyer copies of any Due Diligence Materials which Buyer reasonably requests for review outside of the Due Diligence Room. In the event that this Agreement is terminated for any reason, Buyer shall promptly return all such copies (including, without limitation, all information provided to Buyer under the confidentiality agreement between the parties) to Sellers, which obligation shall survive the termination of this Agreement. Buyer acknowledges that the Secondary Due Diligence Materials and the Schedules to this Agreement pertaining thereto are currently being prepared by Sellers and will not be available at the time of execution of this Agreement, and will instead be completed by Sellers and made available to Buyer as promptly as reasonably practicable after the Firm Date but in any event not later than ten (10) days prior to the expiration of the Due Diligence Period (the "Latest Delivery Date"). If Sellers shall fail to deliver one or more of the Secondary Due Diligence Materials or Schedules pertaining thereto or a written statement that such Secondary Due Diligence Materials or Schedules do not exist or are not in the possession of Sellers and cannot be obtained thereby after reasonable efforts to do so on or prior to the Latest Delivery Date, then the Due Diligence Period shall be extended one day for each day after the Latest Delivery Date that such failure shall continue. Notwithstanding the foregoing, in no event shall the Due Diligence Period be extended beyond September 20, 1997.

              (b) During the Initial Inspection Period, the Buyer shall conduct due diligence inquiries with respect to (i) all matters then existing related to the environmental condition of the Hotels, (ii) all matters then existing related to the physical and structural condition and adequacy of the Purchased Assets, including, without limitation, all Fixtures and Tangible Personal Property, all Operating Equipment, Improvements and other capital items (including, without limitation, those improvements owned by Ferncroft at the Danvers Tara), and all matters related to ADA Requirements, (iii) all matters related to the Title Commitments, the existing surveys for the Hotels (which have been provided to Buyer) and the condition of title to the Hotels (other than those matters which can only be ascertained by virtue of review of the Surveys to be delivered to Buyer in accordance with Section 5.03 and matters affecting title that are first disclosed to Buyer in a title update obtained from the Title Company after the Firm Date which are not Permitted Exceptions), and (iv) all matters relating to the pro forma adjustments to the financial statements and operating budgets for the Hotels, which adjustments are more particularly described on Schedule 3.06(b) (items (i) through (iv) above are hereinafter referred to collectively as the "Initial Inspection Matters"). In the event that on or prior to the Firm Date, Buyer determines in Buyer's sole discretion that Buyer is unsatisfied with respect to one or more of the Initial Inspection Matters, Buyer shall provide written notice of the same to the Sellers (the "Initial Inspection Termination Notice"), in which event, the Initial Deposit shall be returned to the Buyer in accordance with the provisions of Section 3.03 hereof, and Sellers and Buyer shall have no further rights or obligations hereunder, except those terms and provisions of this Agreement which survive such a termination (including, without limitation, the provisions of Section 3.06(e) hereof). In the event that Buyer terminates the Agreement in accordance with this Section 3.06(b), and Sellers so request in writing within thirty (30) days thereafter, Buyer agrees to deliver to Sellers, at no cost to Sellers, any and all plans, studies, tests, reports or surveys (including, without limitation, environmental reports and structural reports) prepared by third parties and obtained by or on behalf of Buyer in connection with its due diligence inquiries. In the event that Buyer does not provide the Initial Inspection Termination Notice to Sellers, or otherwise proceeds with the transaction after initially providing the Initial Inspection Termination Notice, Sellers shall have no Liability to Buyer relating to any Initial Inspection Matters (including, without limitation, any indemnification liability), and none of the Initial Inspection Matters shall be taken into account in the determination of whether a Due Diligence Material Adverse Effect has occurred under this Agreement during the Due Diligence Period, or whether a Material Adverse Effect has occurred at the time of Closing or otherwise under this Agreement. During the Initial Inspection Period, the Buyer shall not conduct any due diligence inquiries at the Hotels, except that Sellers shall grant to Buyer's designated environmental engineers and structural engineers (the "Initial Inspectors") such access to the Hotels as shall be reasonably required for the purpose of making inspections, examinations and tests with respect to the Initial Inspection Matters, provided (i) that no such tests shall result in any damage to the Hotel Assets and (ii) that Buyer instructs the Initial Inspectors not to disclose the results of their investigation or the context in which their investigations are taking place to any employees or agents of Sellers or other third parties.

              (c) After the Firm Date and during the Due Diligence Period, the Buyer shall conduct such further due diligence inquiries with respect to such matters related to this Agreement as Buyer, in its reasonable discretion, shall determine to be necessary or prudent. Sellers agree to cooperate with Buyer in facilitating such due diligence, including, without limitation, providing or making available, at Buyer's cost, all such materials and documents (or copies) in Sellers' or Manager's possession or control as Buyer reasonably requests and permitting access to general managers of each of the Hotels and such other persons reasonably agreed upon by Buyer and Sellers, for the purpose of conducting interviews, and Sellers agree to use good faith and diligent efforts to respond to any such request as promptly as reasonably practicable. Sellers shall at all reasonable times, and upon reasonable prior notice from Buyer from time to time, after the Firm Date, grant to Buyer and its engineers, architects and other agents or representatives access to the Hotels, and all portions thereof, for the purpose of making inspections, examinations and tests with respect thereto, provided that no such tests shall result in any damage to the Hotel Assets (whether or the not the same shall be repairable) or unreasonably interfere with the normal conduct of business of the Hotels (including without limitation the business of any Space Lessees).

              (d) During the Initial Inspection Period, Sellers shall make available to Buyer and the Accountants one or more of the employees of Sellers identified on Schedule 3.06(d) at reasonable times and upon reasonable prior notice for the purpose of addressing Buyer's and the Accountants' questions relating to the Financial Statements and the Initial Inspection Matters relating thereto. During the Due Diligence Period, after the Firm Date, Buyer shall have the right to cause the Accountants to conduct an audit of the Financial Statements of the Sellers relating to the Hotels. Sellers agree to execute, and to cause Manager to execute, and deliver to the Accountants during the Initial Inspection Period, a reliance letter in a form mutually acceptable to the Accountants and Sellers' accountants, and to cooperate with the Accountants in the audits. All costs, expenses and other charges incurred in connection with such audit shall be borne and paid for by Buyer. In the event that prior to the expiration of the Due Diligence Period, Buyer reasonably determines that a Due Diligence Material Adverse Effect exists (which shall not include or take into account any Initial Inspection Matters), Buyer shall provide written notice of the same to the Sellers (the "Due Diligence Termination Notice"). Buyer shall include all claimed Due Diligence Material Adverse Effect(s) in one Due Diligence Termination Notice. In the event that such Due Diligence Material Adverse Effect(s) are curable through the payment of money, Sellers shall have a period of five (5) Business Days after receipt of the Due Diligence Termination Notice to notify the Buyer in writing whether they either (i) elect to cure such Due Diligence Material Adverse Effect or (ii) elect not to cure such Due Diligence Material Adverse Effect. In the event that Sellers elect to cure the Due Diligence Material Adverse Effect, Sellers shall be required at or before Closing, to either cure the Due Diligence Material Adverse Effect or pay to the Buyer at the Closing an amount reasonably expected to cure such Due Diligence Material Adverse Effect. In the event that the Sellers elect not to cure such Due Diligence Material Adverse Effect(s), the Buyer may either (i) elect to proceed to Closing and waive their claim with respect to the Material Adverse Effect(s) or (ii) terminate this Agreement. In the event that Buyer elects to terminate this Agreement, the Additional Deposit shall be distributed to the Buyer and the Initial Deposit shall be distributed to the Sellers, in accordance with Section 3.03 hereof, and Sellers and Buyer shall have no further rights or obligations hereunder, except those terms and provisions of this Agreement which survive such a termination (including, without limitation, the provisions of Section 3.06(e) hereof). In the event that Buyer terminates the Agreement in accordance with this Section 3.06(d), and Sellers so request in writing within thirty (30) days thereafter, Buyer agrees to deliver to Sellers, at no cost to Sellers, any and all plans, studies, tests, reports or surveys (including, without limitation, environmental reports and structural reports) prepared by third parties and obtained by or on behalf of Buyer in connection with its due diligence inquiries. In the event that Buyer elects to proceed to Closing despite such Due Diligence Material Adverse Effect(s), Sellers shall have no Liability to Buyer relating to any such claimed Due Diligence Material Adverse Effect(s) (including, without limitation, any indemnification liability), and any such Due Diligence Material Adverse Effects shall not be taken into account in the determination of whether a Material Adverse Effect has occurred under this Agreement at the time of Closing. If Buyer does not provide the Due Diligence Termination Notice to Sellers on or prior to the expiration of the Due Diligence Period, Buyer shall have no right to terminate this Agreement on the basis of its due diligence review or any matters related to such review. Notwithstanding anything contained herein to the contrary, Sellers and Buyer agree that in the event that a Due Diligence Material Adverse Effect exists, Sellers may, in their sole and absolute discretion, elect to terminate this Agreement with respect to the affected Hotels only (not to exceed two (2) Hotel(s)), in which case if, taking into account such termination, a Due Diligence Material Adverse Effect would no longer exist, this Agreement shall terminate with respect to such Hotel(s) only, the Purchase Price shall be reduced by the Allocated Purchase Price(s) of such Hotel(s), this Agreement shall be deemed to be amended by deleting any references to such Hotel(s), and this Agreement shall otherwise remain in full force and effect as to all of the Hotels and Hotel Assets other than the affected Hotel(s).

         (e) Buyer agrees that it will indemnify and hold Sellers harmless from and against all actions, claims, penalties, damages and expenses, including reasonable attorneys fees, based upon or arising out of any inspections, examinations or tests contemplated by this Section 3.06. The provisions of this
Section 3.06(e) shall survive the Closing.

                                   ARTICLE IV

                         Representations and Warranties

         4.01 Representations and Warranties of Sellers. Each of the Sellers hereby represents and warrants to Buyer, and to Buyer's successors and permitted assigns, as follows with respect to itself and the Hotels and Hotel Assets in which such Seller or Trust of which such Seller is a Trustee has an ownership interest (directly or indirectly) and Manager with respect to itself and the Manager Assets:

              (a) Organization and Authority. Each of the Trusts are duly organized, validly existing, and are qualified to do business in all jurisdictions in which such qualification is necessary. Thomas J. Flatley, in his individual capacity, has full legal capacity and each other Seller has all necessary power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder, and the execution and delivery of this Agreement and the performance by each Seller of its obligations hereunder have been duly authorized by such action as may be required, and no further action or approval is required.

              (b) Binding Effect. This Agreement represents the valid and binding obligation of each Seller enforceable against such Seller in accordance with its terms, assuming, for purposes hereof, the due authorization, execution and delivery, and the validity and binding effect, of this Agreement as against Buyer.

              (c) Non-Contravention. The execution and delivery of this Agreement and the performance by each of the Sellers of its obligations hereunder will not result in a breach, violation, default or loss of material rights under any (i) Legal Requirement, (ii) provision of any document by which any such seller is bound or to which its assets are subject, or (iii) any judgment, injunction, order, decree or other instrument binding upon a Seller except for (A) the Hilton Right of First Refusal, (B) consents required under any Hotel Contracts, and (C) any consents which may be necessary for the transfer of the Shares.

              (d) Ownership Interests of Sellers. Schedule 4.01(d) sets forth a true, accurate and complete description of the nature and respective percentage ownership interest of each of the Sellers, Trusts and Manager (as the case may be) in each of the Hotels.

              (dd) Property Used in the Business of the Hotels. The Hotel Assets (along with the Shares, in the case of the Parsippany Sheraton and the Warwick Sheraton) with respect to each of the Hotels to be conveyed to Buyer hereunder constitute all of the property and assets used and required for the continued operation of the Business of such Hotel in the Ordinary Course of Business, with the exception of Third Party Property and the Excluded Permits.

              (e) Rights to Purchase the Hotels. Except for Buyer's rights to purchase the Hotels under this Agreement and the Hilton Right of First Refusal, there are no outstanding options, rights of first offer, or rights of first refusal or other agreements to purchase any of the Hotels.

              (f) Condemnation. Except as set forth in Schedule 4.01(f), there are no condemnation or other proceedings in eminent domain pending, or to the Knowledge of Sellers, threatened, against any of the Real Property or any part thereof.

              (g) Real Estate Tax Abatements. Except as set forth in Schedule 4.01(g), none of the Sellers have commenced any proceedings which are pending for the reduction of the assessed valuation of any of the Real Property or any part thereof for any of the Hotels.

              (h) Personal Property. Except as provided in Schedule 4.01(h), each Seller has good and marketable title to the Personal Property owned by such Seller, subject only to the Permitted Exceptions, and to mortgages and other security documents, the underlying debt with respect to which shall be paid in full at or prior to the Closing. Buyer acknowledges that the Personal Property will fluctuate from time to time in the Ordinary Course of Business. The Personal Property shall include on the date of Closing sufficient quantities of operating supplies for the normal operation of the Hotels in the Ordinary Course of Business.

              (i) Operating Agreement, Equipment Leases, Vehicle Leases and Space Leases. Schedule 4.01(i) set forth a true, accurate and complete list of all Material Operating Agreements, Material Equipment Leases, Vehicle Leases and Space Leases, respectively, currently in effect with respect to each of the Hotels. Sellers shall deliver to the Buyer true, correct and complete copies of all such Material Operating Agreements, Material Equipment Leases, Vehicle Leases and Space Leases as promptly as reasonably practicable after the Firm Date, but in no event later than ten (10) days after the Firm Date. Except as disclosed on Schedule 4.01(ii), or as otherwise herein or in any other exhibit or schedule hereto expressly provided, Sellers have neither received nor delivered any written notice that any party to any Material Operating Agreement, Material Equipment Lease, Vehicle Lease or Space Lease is currently in default thereunder, and to Sellers' Knowledge, no event has occurred or circumstance exists which, with the giving of notice or passage of time, would result in a default thereunder. Except as set forth on Schedule 4.01(iii), (i) there are no security deposits or advance payments of rent being held by Sellers pursuant to any of the Space Leases, and (ii) no brokerage or leasing commission, fee or other compensation is or will be due from Sellers or Manager as of the Closing Date or thereafter in connection with any Space Lease or any renewal or extension thereof.

              (j) Ground Lease and Ancillary Newton Leases. Sellers have delivered to Buyer true, accurate and complete copies of the Ground Lease and the Ancillary Newton Leases, which include all amendments, modifications and supplements thereto and guaranties, extensions and renewals thereof. Except as disclosed on Schedule 4.01(j), (i) Sellers have neither received nor delivered any written notice that any party to the Ground Lease or an Ancillary Newton Lease is currently in default thereunder, and to Sellers' actual knowledge, no event has occurred or circumstance exists which, with the giving of notice or passage of time, would constitute a default by Sellers thereunder, and (ii) all rent, additional rent and other charges reserved in the Ground Lease and the Ancillary Newton Leases have been paid to the extent they are due and payable as of the date hereof.

              (k) Franchise Agreements. Sellers have delivered to Buyer true, accurate and complete copies of the Franchise Agreements, which include all amendments, modifications and supplements thereto and guaranties, extensions and renewals thereof. Except as disclosed on Schedule 4.01(k), or as otherwise herein or in any other exhibit hereto expressly provided, Sellers have neither received nor delivered any written notice that any party to any Franchise Agreement is currently in default thereunder, and to Sellers' actual knowledge, no event has occurred or circumstance exists which, with the giving of notice or passage of time, would constitute a default thereunder. Except for the Hilton Franchise Agreement, each of the Franchise Agreements may be terminated by Buyer effective on or after February 28, 1998, without penalty, buyout or other termination fee, by providing notice to Franchisers on or prior to September 1, 1997.

              (l) Management Agreements. Sellers have delivered to Buyer true, accurate and complete copies of the Management Agreements, which include all amendments, modifications and supplements thereto and guaranties, extensions and renewals thereof. Except as disclosed on Schedule 4.01(l), or as otherwise herein or in any other exhibit hereto expressly provided, Sellers have neither received nor delivered any written notice that any party to any Management Agreement is currently in default thereunder, and to Sellers' Knowledge, no event has occurred or circumstance exists which, with the giving of notice or passage of time, would constitute a default thereunder.

              (m) Motor Vehicles. Schedule 4.01(m) sets forth a true, accurate and complete list of all Motor Vehicles owned or leased by Sellers with respect to each of the Hotels.

              (n) Compliance with Legal Requirements. Except as provided in
Schedule 4.01(n), Sellers have not received any written notice of violation of any Legal Requirements from any Governmental Authority having jurisdiction over or affecting such Sellers or the Hotels or with respect to the Business of the Hotels which have not previously been complied with.

              (o) Taxes. Except as provided in Schedule 4.01(o), all business, occupation, sales, use and other similar taxes imposed with respect to any of the Purchased Assets or the Corporations, or the operation thereof for its currently intended purpose, which are due and payable by a Seller have been paid in full, or will be paid by Sellers when such taxes become due and payable. Sellers have timely and properly filed (or timely requested extensions with respect to) all federal, state, local and foreign tax returns, reports and forms for which they are or have been required to file with respect to the operation, use and ownership of the Purchased Assets and the Corporations, all such returns, reports and forms are (or were at the time of their filing) true, correct and complete in all material respects.

              (p) Foreign Person Affidavit. In order to induce Buyer to waive the requirement of withholding tax under Section 1445 of the Code, Sellers represent and warrant (and will confirm by sworn affidavit delivered at the Closing) that none of the Sellers are foreign persons for purposes of said
Section 1445.

              (q) Permits. Except as provided in Schedule 4.01(q), Sellers have received no written notice from any Governmental Authority (i) of any intended or threatened non-renewal, suspension or revocation of any Permit or (ii) that such Seller has failed to obtain a Permit required for the operation of a Hotel or a Hotel Asset.

              (r) Environmental Matters. Sellers have delivered to Buyer true, correct and complete copies of all written environmental site assessments, reports and summaries and asbestos surveys (collectively, the "Environmental Reports"). The Environmental Reports are the only reports in Sellers' possession regarding environmental matters and Hazardous Materials at the Real Property for each of the Hotels. Except as set forth on Schedule 4.01(r), there are no pending Environmental Claims, Sellers have not received any written notice of any alleged Environmental Claims, and to the Knowledge of Sellers, no such Environmental Claims are threatened.

              (s) Employees.

                     (i) All Employees of each of the Hotels are employees of the Sellers.

                     (ii) Except as set forth on Schedule 4.01(s) attached hereto:

              (A) Sellers are not aware of any charge, complaint or material grievance pending before any Governmental Authority or subject to arbitration against a Seller, or any of its employees, officers or managers, alleging a material violation of any Legal Requirements or material breach of contract relating to any Employees or prospective employees relating to their employment with a Seller;

              (B) No Seller is subject to any settlement or conciliation agreement, consent decree or other order of any Governmental Authority relating in any way to any employment issue or claim;

              (C) to Sellers' knowledge, within the last three (3) years, no Seller has experienced any union organizing attempt, strikes, work stoppage or slow down, or any other labor dispute or question concerning representation, and no such action is currently pending or threatened;

              (D) No Seller is a party to any collective bargaining agreement or relationship with any labor union;

              (E) no current or former Employee or Employee representative has asserted any material claim or threatened in writing any claim against any Seller for any Compensation (excluding Compensation for current payroll periods); and

              (F) any notice required under any law or collective bargaining agreement has been or will be given, and all bargaining obligations with any Employee representative have been or will be satisfied, including without limitation any obligation to bargain over the effects of the transactions contemplated under this Agreement. No Seller has implemented any layoffs that could implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended (the "WARN Act"), or any similar state or local law or regulation, and no such layoffs will be implemented before the Closing Date without advance notification to Buyer.

              (t) Employee Benefits. Except as set forth in Schedule 4.01(t):

                      (i) Pensions Plans. With respect to all current and former Employees, no Seller maintains, contributes to or has any liability with respect to any Employee Pension Benefit Plan, whether or not terminated.

                      (ii) Welfare Plans. With respect to all current and former Employees, no Seller maintains or has any obligation to contribute to (or any other liability with respect to) any Employee Welfare Benefit Plan, whether or not terminated. No such Employee Welfare Benefit Plan provides medical or life insurance benefits for current or future retirees or former Employees, or their spouses or dependents (other than in accordance with Section 4980B(f) of the Code or applicable state insurance laws).

                      (iii) Multiemployer Plans. With respect to all current and former Employees, no Seller has any obligation to contribute to (or any other liability with respect to) any (A) Multiemployer Plan subject to Title IV of ERISA or (B) any plan of the type described in Section 4063 and 4064 of ERISA, and no Seller has incurred any current or potential withdrawal liability as a result of a complete or partial withdrawal (or potential partial withdrawal) from any Multiemployer Plan which is subject to Title IV of ERISA.

                      (iv) Other Benefit Plans. With respect to all current and former Employees, no Seller maintains, contributes to or has any material liability with respect to any deferred compensation, severance or retirement plans or arrangements, or material employee welfare, fringe benefit or bonus plan program, policy or other arrangement for employees or any other arrangement for current or former Employees, or their spouses or dependents.

                      (v) Administration and Compliance of the Plans. The plans, programs, policies and other arrangements set forth on Schedule 4.01(t) are hereinafter referred to collectively as the "Plans". With respect to each of the
Plans:

              (A) all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date will have been made or properly accrued on the Financial Statements or on the books and records of Sellers;

              (B) no Seller has been notified in writing of any action, suit, proceeding, hearing or investigation with respect to the administration or operation of any Plan or the investment of the assets thereof (other than routine claims for benefits) which has not been heretofore resolved;

              (C) no Seller has incurred any liability to the Pension Benefit Guaranty Corporation, or to a Multiemployer Plan, with respect to any Employee Pension Benefit Plan or any Multiemployer Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA that has not been satisfied in full. No condition exists that presents a material risk to Sellers of incurring any liability with respect to such Plan (other than liability for premiums due the PBGC) which could reasonably be expected to have a Material Adverse Effect; and

              (D) Sellers have provided Buyer with true and complete copies of all documents pursuant to which such Plan is maintained and administered and the most recent annual reports (Form 5500 and attachments) and financial statements therefor.

              (u) Litigation. Except as set forth on Schedule 4.01(u), there is no action, suit or proceeding pending or threatened, against or affecting a Seller or any of the Hotels in any court or before any arbitrator or other Governmental Authority which could materially and adversely affect the ability of a Seller to perform its obligations hereunder.

              (v) Bankruptcy. No Act of Bankruptcy has occurred with respect to any Seller.

              (w) Insurance. Schedule 4.01(w) sets forth a true, correct and complete list of all insurance policies covering Sellers and each of the Hotels (the "Insurance Policies"). Each of the Insurance Policies is in full force and effect. Except as set forth on Schedule 4.01(w), no written notice has been received by Sellers from the insurance company which issued any of such policies stating that any of such policies is not in full force and effect, will not be renewed or will be renewed only at a higher premium rate than is presently payable therefor. Sellers have delivered to Buyer true, accurate and complete copies of each of the Insurance Policies.

              (x) Financial Statements. Sellers shall deliver to Buyer, (i) on or before July 23, 1997, true and complete copies of the unaudited financial statements for each of the Hotels for the period ended December 31, 1996; and
(ii) on or before July 25, 1997, true and complete copies of the unaudited financial statements for each of the Hotels for the period ended June 30, 1997, and for the three (3) months then ended (collectively, the "Financial Statements"). The Financial Statements were prepared in accordance with the books of account and other financial records of each of the Hotels and represent fairly the results of operation of the Hotels as of the dates thereof or for the periods covered thereby (including, without limitation, the impact thereon of lease payments under leases with respect to which any of the Sellers is a lessee) and have been prepared in a manner consistent with past practice and custom of the Hotels, subject to the matters set forth on Schedule 3.06(b).

       4.02 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Sellers as follows:

            (a) Organization and Authority. SLT Realty and SLC Operating are limited partnerships duly organized, validly existing and in good standing under the laws of the State of Delaware, are duly qualified to transact business and are in good standing under the laws of the States of Connecticut, Maine, Massachusetts, New Jersey, New Hampshire and Rhode Island, and have all necessary power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder.

            (b) Binding Effect. This Agreement has been duly authorized, executed and delivered by all requisite action on the part of Buyer, and, subject to the due authorization, execution, delivery, validity and binding effect thereof on Sellers, represents the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. Buyer has full right, power and authority to purchase the Purchased Assets as herein contemplated without the consent or approval of any third party.

            (c) Non-Contravention. The execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder will not result in a breach, violation or default by Buyer of any applicable law or regulation, any provision of its organizational documents or any other document to which it is bound or to which its assets are subject, or any judgment, injunction, order, decree or other instrument binding upon Buyer, or result in the creation of any lien or other encumbrance on any asset of Buyer.

            (d) Litigation. There is no action, suit or proceeding pending or, to Buyer's knowledge, threatened, against or affecting Buyer in any court or before any arbitrator or other Governmental Authority which could materially and adversely affect the business, financial position or results of operation of Buyer, or could materially and adversely affect the ability of Buyer to perform its obligations hereunder.

            (e) Bankruptcy. No Act of Bankruptcy has occurred with respect to Buyer.

       4.03 Condition of the Property; No Warranty; Buyer's Assumption of Risk.

            (a) The term "Condition of the Property" means with respect to each of the Hotels and the Hotel Assets the following:

                  (i) the quality and adequacy of the physical condition of the Real Property and Personal Property, or any part thereof, including, without limitation, (1) nature or quality of the construction, design or engineering of the Improvements, and the labor and materials used to construct the Improvements; (2) the condition of structural elements, foundations, roofs, glass, mechanical, plumbing, electrical, HVAC, sewage, and utility components and systems of the Improvements; (3) the capacity of sewer, water or other utilities with respect to the Improvements; (4) the geology, topography, flora, fauna, soils, drainage, subsurface conditions, groundwater, landscaping and irrigation of or with respect to any of the Real Property; (5) the location of the Hotel or any part thereof in or near any special taxing district, flood hazard zone, wetlands area, protected habitat, geological fault or subsidence zone, hazardous waste disposal or clean-up site, (6) the existence, location or condition of ingress, egress, access to and from the Real Property, and any parking thereon; and (7) the presence of any asbestos or other Hazardous Materials, dangerous or toxic substance, material or waste in, on, under or about the Real Property or any part thereof;

                  (ii) the development potential, economic feasibility, cash flow and expenses of the Hotel, the Hotel Assets, the Business or any part thereof;

                  (iii) the habitability, merchantability, fitness, suitability and adequacy of the Hotel or the Hotel Assets, or any part thereof for any particular use or purpose;

                  (iv) the compliance or non-compliance of Sellers, Manager or any other person or entity or the operation of the Hotels, the Hotel Assets or any part thereof in accordance with Legal Requirements;

                  (v) the condition of the Real Property or the condition of title to the Real Property or any part thereof, including, without limitation, matters relating to zoning, building, public works, parking, fire and police access, handicap access, life safety, subdivision and subdivision sales, and Hazardous Materials, dangerous and toxic substances, materials, conditions or waste, including, without limitation, the presence of Hazardous Materials in, on, under or about any portion of the Purchased Assets that would cause state or federal agencies to order a clean up of any portion of the Purchased Assets under any Environmental Laws; and all agreements, covenants, conditions, restrictions (public or private), condominium plans, development agreements, site plans, building permits, building rules, and other instructions and documents governing the use, management, and operation of the Purchased Assets or any part thereof; legal descriptions, title defects, liens, encumbrances, boundaries, encroachments, mineral rights, options, easements, access, covenants, zoning ordinances, setback lines and development agreements;

                  (vi) the availability, cost and available coverages of title insurance for the Real Property; and

                  (vii) the availability, cost, terms and coverage of liability, hazard, comprehensive, workers' compensation, and any other insurance with respect to the Hotels, any Hotel Assets or any part thereof.

            (b) Buyer hereby acknowledges for itself and on behalf of its successors, assigns, agents, participants, shareholders, directors, transferees, designees and all other third parties, that, other than as expressly set forth in this Agreement, the Bills of Sale and the Deeds, none of the Sellers nor any agent of Sellers (including, without limitation, Manager) makes any representations or warranties whatsoever, express, implied or arising by operation of law, with respect to any of the Hotels, the Hotel Assets or any part thereof or the Condition of the Property. Buyer hereby represents and warrants to Sellers that Buyer has not entered into this Agreement based upon any representation, warranty, agreement, statement or expression of opinion by Sellers or Manager or any other person or entity acting, or allegedly acting, for or on behalf of Sellers with respect to Sellers, any of the Hotels, the Hotel Assets or any part thereof or the Condition of the Property, other than the representations and warranties of Sellers expressly set forth in this Agreement, the Bills of Sale and the Deeds. Buyer agrees, for itself and on behalf of its successors, assigns, agents, participants, shareholders, directors, transferees, designees and all other third parties, that the Hotels, the Hotel Assets and each part thereof, will be sold and conveyed to (and accepted by) Buyer at the Closing in the then condition of the Hotels and the Hotel Assets, "AS-IS, WHERE-IS," WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR ORAL REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS, IMPLIED OR ARISING BY OPERATION OF LAW, other than (i) the representations and warranties of Sellers expressly set forth in this Agreement, (ii) the warranties in the Bills of Sale, and (iii) the limited warranties of title in the Deeds. Buyer acknowledges that Buyer has knowledge and expertise in financial and business matters that enable Buyer to evaluate the merits and risks of the transactions contemplated by this Agreement. Except for the representations set forth in Section 4.01(x) hereto, Buyer acknowledges that Sellers make no representation or warranty with regard to the contents or accuracy of any other financial information delivered or made available to the Buyer with respect to any of the Purchased Assets.

            (c) The provisions of this Section 4.03 shall survive the Closing.

       4.04 Survival of Representations and Warranties.

            (a) All representations and warranties herein contained, as updated as provided in Section 4.05(b), shall be deemed to have been remade and republished by Buyer and Sellers, respectively, on and as of the Closing Date, and shall be effective for all purposes on and as of said date. All representations and warranties of Sellers set forth in this Agreement, and all representations and warranties of Buyer set forth in Section 4.02 hereof, shall survive the Closing hereunder for a period of one (1) year after the Closing Date (the "Survival Period"), and shall not be deemed to have been waived at the Closing, or merged into any of the Conveyance Documents to be delivered by Sellers at the Closing; provided, however, no person, firm or entity shall have any liability or obligation with respect to any such representation or warranty herein contained unless prior to the expiration of the Survival Period the party seeking to assert liability under any such representation or warranty shall have notified the other party hereto in writing setting forth specifically the representation or warranty allegedly breached, and a description of the alleged breach in reasonable detail. All liability or obligation of either party hereto under any such representation or warranty shall lapse and be of no further force or effect with respect to any matters not contained in a written notice delivered as contemplated within the Survival Period.

            (b) All representations, warranties, covenants and agreements of Buyer set forth in this Agreement, other than those set forth in Section 4.02 hereof, shall survive the Closing hereunder forever and shall not be deemed to have been waived at the Closing, or merged into any of the Conveyance Documents to be delivered by Sellers at the Closing.

            (c) The provisions of this Section 4.04 shall survive the Closing.

       4.05 Agreements Regarding Representations and Warranties.

            (a) Any breach or discrepancy with respect to any representation or warranty contained in Sections 4.01 or 4.02 hereof of which Buyer with respect to Section 4.01, or Sellers with respect to Section 4.02, as the case may be, have knowledge on the date of this Agreement or at the end of the Due Diligence Period shall be deemed waived by Buyer or Sellers, as the case may be, for all purposes, and Buyer or Sellers, as the case may be, shall have no right to terminate this Agreement or to fail or refuse to consummate the purchase of the Purchased Assets by reason thereof, and Sellers or Buyer, as the case may be, shall have no liability with respect thereto (including, without limitation, any liability for any damages). The provisions of this Section 4.05(a) shall survive the Closing.

            (b) No later than two (2) Business Days prior to the expiration of the Due Diligence Period, each party hereto covenants and agrees to update all representations and warranties, and all schedules hereto in writing, in order that they reflect facts and circumstances on a current basis.

       4.06 Indemnities.

            (a) Each Seller shall indemnify, defend and hold Buyer harmless against all claims, suits, obligations, liabilities, damages, losses, costs, and expenses, including, without limitation, reasonable attorneys' fees and disbursements, based upon, arising out of, or resulting from (i) any breach of any of the representations, warranties or covenants of such Seller set forth herein or in the estoppel certificate (if any) delivered by Thomas J. Flatley under Section 5.04(q), and (ii) any Excluded Liability, subject in each case to the limitations set forth in Section 4.03, Section 4.04, Section 4.06(d),
Section 4.07 and elsewhere in this Agreement.

            (b) SLT Realty and SLC Operating, severally, but not jointly and severally, each shall indemnify, defend and hold Sellers harmless against all claims, suits, obligations, liabilities, and damages, including, without limitation, reasonable attorneys' fees and disbursements, based upon, arising out of, or resulting from (i) any breach of any of the representations or warranties made by such party herein, subject to the limitations set forth in
Section 4.04 and Section 4.06(d); (ii) any Assumed Liability; (iii) any Liability under the WARN Act, and any similar state statute applicable to the Employees of the Hotels and Sellers, which arises on account of (A) this transaction or (B) any action taken by Buyer after the Closing Date, and any Compensation payable to the Transferred Employees in respect of their employment with Buyer after the Closing; (iv) the failure of Buyer to offer any Employee employment on the terms and conditions stated in Section 8.09 hereof; (v) a Transferred Employee's termination of employment with the Buyer after the Closing Date; (vi) any Environmental Liability relating to any act or occurrence taking place after the Closing Date; and (vii) any failure to perform the covenants or obligations of Buyer which survive Closing as set forth herein, including without limitation those pursuant to Section 8.08 hereof.

            (c) Upon obtaining knowledge thereof, a party seeking indemnification (the "Indemnitee") shall promptly notify, the other party (the "Indemnitor") of any claim or demand which such Indemnitee has determined has given or reasonably may give rise to a right of indemnification under this Agreement, and such Indemnitor shall have a reasonable time to contest any such claim. If such claim or demand relates to a claim or demand asserted by a third party against such Indemnitee, such Indemnitor shall have the right to settle any such claim or demand (at the expense of such Indemnitor and without admitting that such Indemnitee had any liability with respect thereto) or to employ counsel reasonably acceptable to such Indemnitee to defend any such claim or demand asserted against such Indemnitee, and such Indemnitee shall have the right to cooperate in the defense of any such claim with counsel selected by such Indemnitee at its own expense. So long as such Indemnitor is diligently defending in good faith any such claim or demand, such Indemnitee shall not settle such claim or demand. Such Indemnitee shall make available to such Indemnitor all records and other materials required by it for its use in contesting any such claim or demand asserted by a third party against such Indemnitee. Whether or not such Indemnitor so elects to defend any such claim or demand, such Indemnitee shall have no obligation to do so. If such claim or demand relates to a claim or demand other than one asserted by a third party against such Indemnitee, such Indemnitee shall promptly notify such Indemnitor of such Indemnitee's claim or demand against such Indemnitor and of such Indemnitee's demand for indemnification hereunder. If Indemnitor does not dispute such claim or demand, then Indemnitor promptly shall pay to such Indemnitee the amount of such Indemnitee's claim or demand. In the event that such Indemnitor disputes such claim or demand or any portion thereof, such Indemnitor shall within thirty (30) days after receipt of written notice from such Indemnitee notify such Indemnitee in writing (a "Dispute Notice") specifying in detail the portion of such claim or demand (if less than all) which is disputed and the facts relied upon by such Indemnitor as a basis for such dispute. Such Indemnitee and such Indemnitor agree to negotiate in good faith to attempt to reach a resolution of any disputed claim for indemnification hereunder. In the event that Indemnitor and Indemnitee are unable to resolve the disputed claim within fifteen (15) days after the Dispute Notice is delivered to Indemnitee, Indemnitee shall have the right to exercise any and all remedies available to it at law and/or at equity with respect to such indemnification claim in the forum designated by this Agreement. In calculating the loss or damage which an Indemnitee is entitled to recover hereunder (i) no loss or damage shall be deemed to have been sustained by such party to the extent of any proceeds received by such party from any insurance policies with respect thereto, and (ii) the amount of such loss or damage shall take into account any beneficial tax effect of such loss or damage to the Indemnitee.

            (d) Notwithstanding anything to the contrary contained herein, Buyer shall not assert any claims under Section 4.06(a)(i) hereof, and, to the extent the same relate to representations or warranties made by Buyer in Section 4.02 hereof, Sellers shall not assert any claims under Section 4.06(b)(i) hereof, as the case may be, unless and until the aggregate of such party's claims thereunder exceeds Five Hundred Thousand Dollars ($500,000) (the "Indemnification Threshold"), and Buyer and Sellers shall each bear the amount of such claims up to the Indemnification Threshold; provided, however, that in the event that the aggregate amount of any claim(s) asserted by a party exceeds the Indemnification Threshold, then subject to the procedures set forth herein, the Indemnitor shall be liable to pay only the amount of all such claims above the Indemnification Threshold up to the Initial Maximum Indemnity Amount or the Subsequent Maximum Indemnity Amount, as the case may be. The aggregate liability of Buyer or Sellers (in each case to be measured cumulatively) for breach of any representation, warranty or covenant referenced in this Section 4.06(d) shall not exceed Ten Million Dollars ($10,000,000) (the "Initial Maximum Indemnity Amount"), less the Indemnification Threshold, with respect to claims made on or prior to the Indemnity Reduction Date; provided, however, that the aggregate liability of Buyer or Sellers (in each case to be measured cumulatively) for breach of any such representation or warranty shall be reduced to Five Million Dollars ($5,000,000) (the "Subsequent Maximum Indemnity Amount"), less the Indemnification Threshold, from and after the Indemnity Reduction Date, if and to the extent that the other party hereto shall not have made claims in the aggregate amount of at least $5,000,000 prior to the Indemnity Reduction Date.

            Notwithstanding the foregoing or anything to the contrary herein, neither the Indemnification Threshold, the Initial Maximum Indemnity Amount nor the Subsequent Maximum Indemnity Amount shall apply (a) with respect to any claim or demand based on fraud, or (b) with respect to any claim under Section 4.06(a)(ii) hereof or under Section 4.06(b)(ii) through (vii) hereof.

         (e) No claim for indemnification under this Section 4.06, other than with respect (i) to Sections 4.06(b)(ii) through (vii), inclusive, and (ii) to
Section 4.06(b)(i), as the same relates to any representation or warranty made by Buyer herein other than those set forth in Section 4.02 hereof, shall be made or asserted after the expiration of the Survival Period; provided, however, that any claim made under this Section 4.06 for which notice has been delivered prior to the expiration of the Survival Period shall be deemed to have been made and asserted in a timely manner and shall be prosecuted to completion, regardless of whether the Survival Period expires prior to the resolution thereof.

         (f) At Closing, Sellers and Buyer shall enter into an Indemnity Fund Agreement in the form attached hereto as Exhibit F (the "Indemnity Fund Agreement"), pursuant to which Sellers shall deposit Ten Million and No/100 Dollars ($10,000,000.00) with Escrow Agent, which shall be held in escrow by Escrow Agent in a segregated account (the "Indemnity Escrow"). All interest and/or investment income accruing or earned on the amounts deposited in the Indemnity Escrow shall be for the benefit of the Sellers. In the event Buyer makes a claim or demand under this Section 4.06 or in any other provisions of this Agreement or any other agreement entered into between Sellers and Buyer at Closing, and the Indemnitor does not dispute such claim or demand, or is determined to be liable pursuant to such claim or demand by a court of competent jurisdiction or otherwise in a mutually acceptable dispute resolution forum (after the expiration of all applicable and available appeal periods or the earlier resolution of such appeals), then if the Indemnitor fails promptly to pay such claim, Escrow Agent promptly upon the receipt of such notice shall pay such claim or demand in full, not to exceed the available funds in the Indemnity Fund. If no claims for indemnification by Buyer shall be pending against Sellers on the Indemnity Reduction Date which exceed in the aggregate Five Million and 00/100 Dollars ($5,000,000.00), Escrow Agent promptly shall disburse to Sellers all Funds in the Indemnity Escrow in excess of Five Million and No/100 Dollars ($5,000,000.00); otherwise, no such amounts shall be disbursed to Sellers at such time. The Indemnity Fund Agreement shall expire on the date which is one
(1) year after the Closing Date (the "Indemnity Termination Date") and Escrow Agent promptly shall pay all remaining funds in the Indemnity Escrow to Sellers; provided, however, that if prior to the Indemnity Termination Date, Buyer shall have either commenced litigation to enforce the terms of its indemnification rights hereunder or provided notice to Escrow Agent setting forth in reasonable detail the facts and circumstances of any claim or demand made by a third party to which Buyer is entitled to indemnification hereunder, the term of the Indemnity Trust Agreement shall be extended until the final resolution of such litigation, including any appeal, provided that all amounts remaining in the Indemnity Escrow at such time in excess of the amount of the alleged claim shall be returned to the Sellers on the Indemnity Termination Date.

              (g) Buyer and Sellers agree that any and all claims for indemnification or breach of representation or warranty brought under this Agreement shall be brought exclusively in accordance with the procedures specified in this Section 4.06 and shall be governed by the terms and provisions of this Section 4.06.

              (h) The provisions of this Section 4.06 shall survive the Closing.

         4.07 Environmental Release. Buyer, on behalf of itself and each of its successors, assigns, agents, participants, shareholders, directors, transferees and designees, does hereby forever release, discharge and acquit Sellers, Manager and their respective affiliates, trustees, agents, attorneys and employees, and their successors, heirs and assigns and each of them, from any and all Environmental Claims and Environmental Liability, now existing or hereafter arising, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length. Buyer hereby agrees, represents and warrants that it realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to any Environmental Claims or Environmental Liability which are presently unknown, unanticipated and unsuspected, and it further agrees, represents and warrants that this release has been negotiated and agreed upon in light of that realization and that it nevertheless hereby intends to release, discharge and acquit the parties set forth hereinabove from any such unknown matters as set forth herein.

                                    ARTICLE V

                                 Closing Matters

         5.01 Time and Place for Closing. Subject to the satisfaction of each of the conditions precedent herein set forth, the Closing shall take place at 10:00 a.m. Eastern Time on September 30, 1997, at the offices of Bingham, Dana & Gould LLP, 150 Federal Street, Boston, Massachusetts, by means of a so-called "New York-style" closing, with the concurrent delivery of all Closing Documents and the payment of the Purchase Price in full; provided, however, that in the event that any condition precedent to the obligations of either Sellers or Buyer (as the case may be) to close hereunder has not been satisfied or waived in writing prior to the date set for Closing, the party which has failed to satisfy the condition(s) (the "Extending Party") may, in its sole discretion, extend the date set for Closing from time to time for thirty (30) days or for such longer period of time as Sellers and Buyer may agree, during which the Extending Party may (i) cure such condition(s) or (ii) pay an amount to the other party reasonably expected in the reasonable discretion of such other party to cure such condition(s), provided that as a condition precedent to Buyer extending the Closing, (i) Buyer shall make an additional deposit in the amount of $5,000,000 (the "Extension Deposit") with the Escrow Agent to be held in accordance with the Earnest Money Escrow Agreement, and (ii) Buyer shall waive any matters which exist as of September 30, 1997 for the purpose of determining whether a Material Adverse Effect has occurred at Closing. In no event shall the date for Closing be extended beyond October 31, 1997 (the "Outside Closing Date"). The right to grant further extensions shall be within the sole and exclusive option of such other party and shall not constitute a waiver of time as being of the essence to the Closing and shall be without obligation to grant any further extensions. The date on which the transactions herein contemplated shall be consummated is herein referred to as the "Closing Date" and the transactions occurring at that time are herein referred to as "Closing."

         5.02 Title Commitments and Policies.

              (a) Sellers shall deliver to Buyer as part of the Primary Due Diligence Materials, written commitments (individually, as the same may be updated prior to the Firm Date, a "Title Commitment", and, collectively, the "Title Commitments") from the Title Company to issue owner's ALTA Form B-1970 title insurance policies relating to each parcel of Real Property for each of the Hotels, in the amount of the Allocated Purchase Price with respect to the Real Property and Improvements, to the extent set forth in Schedule 3.01(b) hereto for such Hotel (the "Title Insurance Amount"), together with a copy of all documents referenced in the Title Commitments.

              (b) At the Closing, Sellers shall deliver, or shall cause to be delivered, to Buyer a title insurance policy (which may be in the form of a "marked-up" Title Commitment issued by the Title Company) with respect to the Real Property for each of the Hotels insuring Buyer's fee simple interest (or with respect to the Newton Sheraton, Buyer's leasehold interest) in such Real Property (including all recorded easements benefiting such Real Property) with gap coverage from the Sellers through the date of recording of the respective Deeds, in the respective Title Insurance Amount set forth in Section 5.02(a) hereof, and otherwise in accordance with the Title Commitment therefor as set forth above, but subject only to the Permitted Exceptions (the "Title Policies"). Each of the Title Policies shall include the following endorsements (to the extent available in such jurisdiction): (a) extended coverage endorsement (insuring over the general or standard exceptions); (b) ALTA Form 3.1 zoning endorsement (with parking);
(c) survey endorsement (insuring that the Real Property described therein is the real property shown on the Survey delivered with respect thereto and that such Survey is an accurate survey thereof); (d) access endorsement (insuring that the Real Property described therein has direct and unencumbered pedestrian and vehicular access to a public street); (e) if the Real Property insured therein consists of two or more adjacent parcels, a contiguity endorsement (insuring that all of such parcels are contiguous to one another); (f) ALTA Form 9 owner's comprehensive endorsement; and (g) such other endorsements as reasonably requested by Buyer; provided, however, that neither the unavailability of any such endorsements, nor the Title Company's unwillingness to issue any such endorsements shall excuse the Buyer's performance under this Agreement. Buyer acknowledges and agrees that Sellers' counsel shall not be required to issue zoning opinions for the benefit of Buyer or the Title Company in connection with the issuance of the ALTA Form 3.1 zoning endorsements.

              (c) If the Title Commitment or any title update covering the period from the date of the Title Commitment to the time of Closing for any Hotel discloses any exceptions to title other than the Permitted Exceptions which exceptions would have a Material Adverse Effect, Sellers shall remove the exceptions or provide such affidavits, indemnities or other assurances requested by the Title Company to provide affirmative insurance to Buyer over such exceptions. If Sellers fail to have any unpermitted exceptions removed or fail to cause the Title Company to insure over the same on the Title Policy and such unpermitted exceptions would have a Material Adverse Effect as to the affected Hotel or Hotels in the aggregate, Buyer may either elect to (i) take title with respect to that portion of the Real Property covered by such Title Policy subject to such unpermitted exceptions, or (ii) terminate this Agreement as it relates to the affected Hotel only, in which event (a) Buyer shall be entitled to a proportionate return of the remaining Earnest Money (based on the Allocated Purchase Price of the affected Hotel), (b) the Purchase Price shall be decreased by the Allocated Purchase Price of such deleted Hotel, (c) this Agreement shall only terminate with respect to such Hotel and neither party hereto shall have any further obligations hereunder as to such Hotel, and (d) this Agreement shall continue in full force and effect with respect to all other Hotels, or (iii) if more than one (1) Hotel is affected, elect to terminate this Agreement in its entirety, in which event the Earnest Money (less the Initial Deposit) shall be promptly refunded to Buyer, and Sellers and Buyer shall have no further rights or obligations hereunder except those terms and provisions of this Agreement which expressly survive termination. Notwithstanding the foregoing, the Buyer shall not be entitled to exercise the remedy permitted in clause (ii) of this Section 5.02(c) as it relates to the Wakefield Hilton, or terminate this Agreement as it relates to more than one (1) Hotel in accordance with this Section 5.02(c). If Buyer shall elect to take title subject to any unpermitted exceptions, all of such exceptions shall thereupon become, for all purposes hereof, additional Permitted Exceptions.

              (d) All costs of preparation and delivery of the Title Commitments and the Title Policies required to be delivered hereunder and any charges made by the Title Company for the New York-style closing or otherwise shall be borne and paid for by Sellers, with the exception of the costs of issuance of any endorsements to the Title Policies, and all costs and charges incurred in connection with the issuance of such endorsements (including, without limitation, attorneys' fees) which shall be borne and paid for by the Buyer.

         5.03 Surveys. Sellers shall deliver to Buyer during the Due Diligence Period, copies of surveys for the Real Property with respect to each of the Hotels, dated no earlier than thirty (30) days prior to the date hereof, prepared by a duly licensed surveyor, and conforming to 1992 ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys, including Table A Items Nos. 1 through 14 (excluding Items 1 and 5 with respect to all Real Properties and excluding Item 11 with respect to any golf courses located on the Land), certified to Buyer, Buyer's lender (if any) and the Title Company, and otherwise in form required by the Title Company to remove the survey exceptions from the Title Policies (individually, a "Survey", and, collectively, the "Surveys"). The Surveys shall not disclose any survey defect or encroachment from or onto the Real Property or any part thereof which would have a Material Adverse Effect, except for matters which have been disclosed to Buyer during the Initial Inspection Period or the Due Diligence Period, or which have been cured by Sellers or insured over by the Title Company prior to the Closing. Sellers shall pay all costs and expenses in connection with the Surveys.

         5.04 Sellers Closing Documents. At or prior to the Closing, and in addition to any other instruments, documents or certificates otherwise required hereunder to be delivered by Sellers, the applicable Seller or Sellers shall deliver, or cause to be delivered, to Buyer, the following (herein referred to collectively as the "Sellers Closing Documents"):

              (a) Quitclaim deeds with respect to that portion of the Real Property located in Massachusetts, a fiduciary deed with respect to that portion of the Real Property located in Stamford, Connecticut, and special warranty deeds for that portion of the Real Property located elsewhere, in the respective forms attached hereto as Exhibits G-1 through G-6 (collectively, the "Deeds"), conveying fee simple title to each parcel of the Real Property (except that the Deed for the Newton Sheraton shall convey fee simple title to the Improvements (to the extent owned by the Sellers), but not the Land for such Real Property) from the applicable Seller to Buyer, subject only to the Permitted Exceptions affecting such Real Property.

              (b) Assignment of the Ground Lease and Assignment of the Ancillary Newton Leases, each in the form attached hereto as Exhibits H and I (collectively, the "Ground Lease Assignment"), from the applicable Seller assigning and transferring to Buyer all of the applicable Seller's right, title and interest in, to and under the Ground Lease and the Ancillary Newton Leases, subject only to the Permitted Exceptions affecting the Newton Sheraton.

              (c) Bills of Sale in the form attached hereto as Exhibit J, from the applicable Seller transferring and selling to Buyer each and every item of Personal Property to be transferred hereunder (which are not covered by clauses
(d), (e) and (f) hereof) with full warranties of title, but without warranty as to condition, merchantability or fitness for use (the "Bills of Sale"). With respect to any item of Personal Property (such as the Motor Vehicles) owned by a Seller, title to which is registered in a public office, separate forms of assignment, in required form, shall be executed and delivered sufficient to cause registration of such title to be transferred to Buyer.

              (d) Assignment and Assumption Agreements in the form attached hereto as Exhibit K (the "Assignments"), from the applicable Seller transferring and assigning (to the extent transferable or assignable) to Buyer all of the right, title and interest of the Sellers in, to and under all Franchise Agreements, Management Agreements, Operating Agreements and Permits (other than Excluded Permits).

              (e) Assignment and Assumption of Lease Agreements in the form attached hereto as Exhibit L (the "Lease Assignments"), from the applicable Seller transferring and assigning (to the extent transferable or assignable) to Buyer all of the right, title and interest of the Sellers in, to and under all Space Leases, Equipment Leases and Vehicle Leases.

              (f) Assignment and Assumption Agreements in the form attached hereto as Exhibit M (the "Intangibles Assignments"), from the applicable Seller transferring and assigning to Buyer all of the right, title and interest of the Sellers in, to and under the Miscellaneous Property Assets.

              (g) Original copies, executed by or on behalf of the applicable Seller, of any required real estate transfer tax declarations, or any similar documentation required in connection with any tax imposed by the state, county or municipality on the transaction contemplated hereby.

              (h) Affidavits in the form attached hereto as Exhibit N stating each Seller's U.S. taxpayer identification number and that such Seller is a "United States person", as defined by Section 1445(f)(3) and Section 7701(b) of the Code.

              (i) The Title Policies pursuant to Section 5.02.

              (j) Such affidavits, indemnities, instruments, documents or certificates, executed by or on behalf of Sellers, as may be reasonably required by the Title Company as a condition to the issuance of any of the Title Policies as required hereunder, which documents may, if required by the Title Company, include, without limitation, an ALTA owner's statement and a so-called "gap undertaking" required in order to effect a New York-style closing, but in no event shall a Seller be obligated to deliver any instrument, document or certificate to the Title Company or to any other person if the effect thereof is to cause such Seller to assume or be subject to any liability or obligation to which it is not otherwise subject under the provisions of this Agreement, except for the indemnification obligations of the Sellers under the "gap undertaking".

              (k) Written notices in the form attached hereto as Exhibit O addressed to the other party under each of the Space Leases, Operating Agreements, Franchise Agreements, Vehicle Leases, Equipment Leases and the Ground Lease and Ancillary Newton Leases, advising them of the change of ownership of each of the Hotels, and directing all future inquiries, notices and payments if applicable, be made directly to Buyer.

              (l) Such instruments, documents or certificates (including certificates of public officials to the extent the same are available) as Buyer or their counsel may reasonably request in order to attest to the organization and existence of the Trusts or Manager, or the authority of Sellers to execute and deliver this Agreement and to effect the transactions herein contemplated, and attesting to the taking of all necessary action to authorize the herein contemplated transactions.

              (m) The Preliminary Closing Statement pursuant to Section 6.03.

              (n) Such other documents, instruments or agreements which a Seller is required to deliver to Buyer pursuant to the provisions of this Agreement or which Buyer may, either at or subsequent to the Closing, deem reasonably necessary or desirable, in order to consummate the transactions contemplated by this Agreement, provided that the form thereof is reasonably acceptable to Sellers and that a Seller shall not, in connection with or by virtue of the execution and delivery of any such other documents, instruments or agreements be obligated to incur any Liabilities or obligations in addition to those otherwise herein contemplated.

              (o) A License Agreement in a form reasonably satisfactory to the Sellers and the Buyer pursuant to which the Sellers shall agree to grant a non-exclusive license to the Buyer to use the name "Tara" and the related telephone number in connection with the operation of the Hotels for a period not to exceed five (5) years from Closing, provided that such license shall automatically terminate with respect to any Hotel (i) which is sold or transferred to a third party or (ii) fails to continuously and publicly use the name "Tara" or the related telephone number.

              (p) An Estoppel Certificate from the ground lessor under the Ground Lease in favor of the Buyer dated no more than ninety (90) days prior to Closing in a form required by the Ground Lease, or otherwise reasonably satisfactory to the Buyer, as to the existence of no material defaults by the applicable Seller under the Ground Lease, provided that in the event that Sellers are unable to obtain such an Estoppel Certificate from the ground lessor despite reasonable efforts, Thomas J. Flatley shall execute a substitute Estoppel Certificate in lieu thereof in favor of the Buyer with respect to the Ground Lease which shall survive until the end of the Survival Period and shall be subject to the limits on indemnification set forth in Section 4.06(d), and the delivery of such substitute Estoppel Certificate shall satisfy this closing condition in all respects; provided that in the event that Buyer (and not a designee of Buyer) is the intended assignee of the Ground Lease, the substitute Estoppel Certificate shall contain an additional certification that the assignment provisions set forth in the Ground Lease will be satisfied upon an assignment of the Ground Lease to Buyer; and provided further that such substituted Estoppel Certificate shall contain a qualification for any defaults which may arise on account of assignment of the Ground Lease to a designee of Buyer. In the event Sellers thereafter obtain an Estoppel Certificate from the ground lessor under the Ground Lease, the Estoppel Certificate provided by Thomas J. Flatley shall immediately terminate and shall no longer be in effect.

              (q) Stock certificates representing the Shares (other than those which, pursuant to Section 2.02, are not being transferred to Buyer), duly endorsed in blank for transfer, or accompanied by appropriate stock powers duly executed in blank for transfer; and the minute books and other corporate records of the Corporations (to the extent available to the Sellers).

              (r) A Water Agreement from Ferncroft in favor of the Buyer in substantially the form attached hereto as Exhibit R, with such changes as may be agreed upon between the Sellers and the Buyer prior to the Firm Date (the "Water Agreement").

         5.05 Buyer's Closing Documents. At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to Sellers, in addition to each of the other instruments, documents, certificates or other deliveries required to be made and delivered hereunder, the following (herein referred to collectively as the "Buyer's Closing Documents"):

              (a) The full amount of the Purchase Price, plus any and all other sums required to be paid by Buyer to Sellers in accordance with the provisions of this Agreement.

              (b) The Ground Lease Assignment, pursuant to which Buyer shall assume all of the applicable Seller's obligations under the Ground Lease and Ancillary Newton Leases arising from and after the Closing Date.

              (c) The Assignments, the Lease Assignments and the Intangibles Assignments, pursuant to which Buyer shall assume all of the obligations and Liabilities of Sellers under each of the Hotel Contracts and the Miscellaneous Property Assets assigned to Buyer arising from and after the Closing Date, and the other Assumed Liabilities.

              (d) Original copies, executed by or on behalf of Buyer, of any required real estate transfer tax declarations, or any similar documentation required in connection with any tax imposed by the state, county or municipality on the transaction contemplated hereby.

              (e) The Preliminary Closing Statement pursuant to Section 6.03.

              (f) Originals or certified copies of all of the formation documents of the Buyer.

              (g) Such instruments, documents or certificates, executed by or on behalf of Buyer, as may be required by the Title Company as a condition to the issuance of any of its Title Policies as herein contemplated.

              (h) Such instruments, documents or certificates (including certificates of public officials to the extent the same are available) as Sellers or their counsel may, reasonably request in order to attest to the organization and existence of Buyer, its authority to execute and deliver this Agreement and to effect the transactions herein contemplated, and attesting to the taking of all necessary action to authorize the herein contemplated transactions.

              (i) Such other documents, instruments or agreements which Buyer is required to deliver to Sellers pursuant to the provisions of this Agreement or which may be necessary to consummate the transactions contemplated by this Agreement, provided that Buyer shall not, in connection with the execution and delivery of any such other documents, instruments or agreements be obligated to incur any Liabilities or obligations in addition to those otherwise herein in this Agreement contemplated.

              (j) The Water Agreement.

         5.06 Delivery of Records. At the Closing, Sellers shall deliver to Buyer (or shall direct Manager as manager under the Management Agreement to deliver to Buyer) at each respective Hotel, all records and books of account, or copies thereof, relating to the Business of the Hotel which are in Sellers' or Manager's possession on the Closing Date. Sellers shall also deliver to, or at the direction of Buyer, both prior to and after the Closing, at Buyer's sole cost and expense, copies of all documents in the possession of a Seller, or in the possession of its agents which may be necessary for Buyer in enforcing or settling claims with respect to Operating Agreements, Vehicle Leases, Equipment Leases, Space Leases and the Franchise Agreements. From and after the date hereof, and up to and including the Closing, Sellers agree that they shall continue to cause Manager to retain in its possession with respect to each of the Hotels, all books, records, documents, information and other data customarily and usually retained by such agent in connection with the performance of its duties with respect to the Hotel. After the Closing, Buyer agrees to provide Sellers with access to the books, records, documents and other information referred to in this Section 5.06 upon the reasonable advance request of the Sellers from time to time. The provisions of this Section 5.06 shall survive the Closing.

         5.07 Other Deliveries. In addition to each of the deliveries set forth above, on the Closing Date Sellers shall deliver, or cause to be delivered, to Buyer with respect to each of the Hotels, the following to the extent in the possession of a Seller or Manager: (a) the originals (or copies if originals are not available) of all Hotel Contracts, (b) keys and combinations to all locked rooms or compartments within the Hotel, (c) copies of the plans and specifications for each Hotel on an "as-built" basis to the extent the same are available, and (d) the originals, or, if unavailable, copies of all guaranties, warranties or indemnities which remain in effect relating to any of the Hotels.

         5.08 Management Agreements. Sellers and Buyer hereby acknowledge that the Management Agreements are included in the Hotel Contracts to be assigned to, and assumed by, Buyer at the Closing.

         5.09 Documentary Taxes; Recording Charges. All state, county and local documentary stamp, sales and transfer and similar taxes payable in connection with this transaction shall be borne and paid for exclusively by Sellers. The cost of recording and registering the Deeds and the Assignment of Ground Lease, as well as any other Conveyance Documents which are to be recorded, shall be borne by Buyer. Sellers shall pay the cost of recording any instruments required to remove title exceptions which are not Permitted Exceptions and which are required to be removed by the Sellers hereunder.

         5.10 Form of Documents. All documents required to be delivered at or prior to the Closing in accordance with the provisions of this Agreement shall be in the respective forms attached to this Agreement as Exhibits, or if not so attached, in forms reasonably satisfactory to each of the parties hereto, and their respective counsel. Any documents, including the Deeds, Assignment of Ground Lease or other Conveyance Documents intended to be recorded in any public office, shall be duly notarized and in recordable form and shall be recorded concurrently with, or as soon as reasonably practicable after, the Closing.

         5.11 Possession. Sellers shall deliver possession of the Purchased Assets to Buyer at the Closing.

                                   ARTICLE VI

                           Adjustments and Prorations

         6.01 Adjustments. The following matters shall be adjusted as of the Cut Off Time and the net amount thereof shall be added (the "Increase") or deducted (the "Decrease") from the Purchase Price (as the case may be) in accordance with the provisions of Section 3.01:

              (a) Taxes. All Taxes, except federal, state or local income, capital stock, estate, inheritance, windfall profits, franchise or gift taxes, levied or imposed upon the Hotel Assets or any portion thereof shall be prorated among the parties hereto. If the amount of Taxes assessed against the Purchased Assets is not known at the Closing, then the Taxes shall be apportioned on the basis of the Taxes assessed for the preceding year, with a reapportionment as soon as the next tax rate and valuation can be ascertained; provided that if the parties can estimate an amount which is likely to be more accurate than the preceding year's Taxes, then such estimated amount shall be used as the basis for the tentative apportionment (subject to reapportionment as aforesaid). Sellers hereby retain all of their rights with respect to their full or pro rata share of tax abatements for all periods prior to the Closing Date, including, without limitation, their right to contest the amount of any such abatement. The full or pro rata share of Sellers with respect to any such abatement proceeds received by or credited to Buyer shall be promptly delivered by Buyer to Sellers.

              (b) Utilities. Sewer, water and municipal electric charges shall be prorated among the parties hereto. The value of any fuel stored on the Real Property shall be adjusted in favor of the Sellers. Sellers and Buyer shall make necessary arrangement for the discontinuance and commencement of all other utility services, including, electric, gas, cable and telephone service, on the Closing Date. All unapplied utility deposits of the Sellers shall be returned to Sellers (or shall be an Increase for the Sellers). Final meter readings shall be made at the Cut Off Time. In the event that actual final adjustments cannot be made on the Closing Date, estimated adjustments based on the charge for such service for the preceding year shall be made and shall be re-adjusted when actual final adjustments are available, provided that if the representatives of Buyer and Sellers or the Accountant (if conducting the audit pursuant to Section
6.02 hereof) can estimate an amount which is likely to be more accurate than the preceding year's charges, then such estimated amount shall be used as the basis for the tentative adjustments (subject to readjustment as aforesaid).

              (c) Hotel Contracts. All fees and charges under the Hotel Contracts assigned or transferred to Buyer (including prepaid fees or charges) shall be prorated among the parties hereto, provided, however, that Buyer shall be solely responsible for any fees, if any, imposed by either Franchisor in connection with the assignment of their respective Franchise Agreement or the termination thereof.

              (d) Space Leases. Buyer shall have a Decrease for any prepaid rent under the Space Leases as of the Cut Off Time and for operating expense paid by tenants under the Space Leases and to be applied after the Cut Off Time. Except with respect to those Space Leases referred to on Schedule 6.01(d), Sellers shall have an Increase for all unpaid rent, percentage rent and common area maintenance charges payable under the Space Leases which as of the Closing Date have been unpaid for not more than ninety (90) days and Buyer shall not be required to pay to Sellers any amounts collected by Buyer under the Space Leases after the Closing Date. Any security deposit under any Space Lease shall be transferred and assumed by Buyer, subject to the terms of the relevant Space Lease.

              (e) House Banks and House Funds. Sellers shall have an Increase for the amount of all house banks, house funds, petty cash funds, postage meter rental credits and cash at the Hotel or deposited outside of the Hotel for use by the Hotel as of the Cut Off Time.

              (f) Current Hotel Guests. Sellers shall have an Increase for the amount of all accounts for current guests including items charged to such accounts by guests reflected on the ledger as of the Cut Off Time in an amount equal to fifty percent (50%) of all of such room charges for such night plus all other guest ledger charges for such night.

              (g) Security Deposits; Advance Deposits and Reservations. Buyer shall receive a Decrease against the Purchase Price in the amount of any deposits and prepaid rent or use charges paid to a Seller (and not transferred to Buyer) in connection with any room rental deposits or any other deposits made for advance reservations, and future services to be provided after the Closing Date. Buyer shall honor all such reservations, booking obligations, deposits, rents or use charges in accordance with their terms.

              (h) Municipal Betterments. The Purchase Price shall have a Decrease by an amount equal to municipal betterments assessed prior to the date of this Agreement, which are due and payable on or before the Closing Date but which have not been paid by Sellers on or before the Closing Date. Without reduction of the Purchase Price, Buyer shall be responsible for all municipal betterments assessed prior to the date of this Agreement but which are not yet due and payable on or before the Closing Date and for all municipal betterments assessed after the date of this Agreement.

              (i) Vending Machines; Commissions; Rebates. Rental or concession income from coin-operated telephones, vending machines, game machines, laundry, facilities and other coin-operated equipment shall be adjusted as of the Cut Off Time. In addition, rebates or commissions owing from long-distance telephone services providers and other service providers or vendors shall be adjusted as of the Cut Off Time.

              (j) Accounts Receivable. Sellers shall receive an Increase (i) in the amount of ninety-eight percent (98%) of the amount of all accounts receivable generated from the Business of each of the Hotels prior to the Closing Date, which, as of the Closing Date have been unpaid for not more than ninety (90) days, and (ii) in the amount of ninety percent (90%) of the amount of all accounts receivable generated from the Business of each of the Hotels prior to the Closing Date which have been unpaid for more than ninety (90) days, and Buyer shall be entitled to collect and retain all such receivables as they are received.

              (k) Inventories. Sellers shall receive an Increase for all food and beverages which are unopened at the Cut Off Time and all gift shop and golf pro shop inventories, whether issued or held in operating departments or in general storerooms or in the applicable gift shop or pro shop.

              (l) Club Memberships. Income from golf or health club memberships or dues collected in connection with activities held at the Hotel, shall be adjusted as of the Cut Off Time.

              (m) Lexington Addition. Sellers shall receive an Increase for all costs and expenses (including, without limitation, all costs and expenses incurred in using reasonable efforts to prevent the lapse of any permits issued in connection with the Lexington Addition, and all hard and soft construction costs) incurred in connection with the Lexington Addition after the date of this Agreement and prior to the Closing Date to the extent incurred at the request of Buyer under Section 8.01(c) or by separate agreement between the parties.

              (n) Other Customarily Adjusted Items. Other items of income and expense (including without limitation prepaid items of Sellers) as are customarily adjusted upon the sale of a hotel business similar to the Business of the Hotels. All uncontested accounts payable with respect to the Hotel as of the Closing Date, except as otherwise provided by the Agreement, shall be paid by Sellers at Closing.

         6.02 Audit. Buyer and Sellers agree that the amounts of the foregoing adjustments shall be determined by an audit to be conducted by representatives of Buyer and Sellers during the periods immediately prior to, during and immediately after the Cut Off Time and on the Closing Date. At Closing, Buyer and Sellers shall agree on a preliminary closing statement setting forth the adjustments and prorations required under this Section 6 and showing the amount of any Increase or Decrease (as the case may be) (the "Preliminary Closing Statement"). Within ninety (90) days following the Closing Date, after having considered any matters for which complete information was not available at Closing, Buyer and Sellers shall agree on a final closing statement showing the additional adjustments or prorations or corrections in adjustments or prorations (the "Final Closing Statement") following which any net Increase or Decrease shall be paid promptly in cash. The Final Closing Statement shall be binding on the parties without right of further challenge, action or proceeding.

         6.03 Accountant's Audit. In the event that Buyer and Sellers cannot mutually agree upon the foregoing adjustments or the Preliminary Closing Statement or the Final Closing Statement, Buyer and Sellers agree that the amounts of the foregoing adjustments shall be determined by an audit to be conducted by the Accountant on behalf of Buyer and Sellers during the periods immediately prior to, during, and immediately after the Cut Off Time and on the Closing Date. Buyer and Sellers shall each be responsible for fifty percent (50%) of the fees and expenses of the Accountant which fees and expenses shall be paid or put into escrow on the Closing Date. At Closing, the Accountant shall deliver to each of the parties a Preliminary Closing Statement setting forth the adjustments and prorations required under this Section 6 and showing the amount of any Increase or Decrease (as the case may be). If there is any disagreement between the representatives of the parties as to adjustments or prorations, the same shall be noted and any objections shall be submitted to the Accountant. Within ninety (90) days following the Closing Date, after having considered any disagreements between the parties relating to the Preliminary Closing Statement or any matters for which complete information was not available at Closing, the Accountant shall deliver to each party a Final Closing Statement showing the additional adjustments or prorations or corrections in adjustments or prorations following which any net Increase or Decrease shall be paid in cash. The Final Closing Statement shall be binding on the parties without right of further challenge, action or proceeding.

         The provisions of Sections 6.01, 6.02 and 6.03 hereof shall survive the Closing.

                                   ARTICLE VII

                         Conditions Precedent to Closing

         7.01 Conditions Precedent to Buyer's Obligations. Satisfaction on or prior to the Closing Date of each of the following shall be a condition precedent to obligations of Buyer to purchase the Purchased Assets and to pay the required consideration therefor:

              (a) Sellers shall have delivered all of the Sellers' Closing Documents required to be delivered by Sellers under the provisions of Section
5.04 and elsewhere in this Agreement, in accordance with the provisions hereof.

              (b) Subject to the provisions of Section 4.05 hereof, the representations and warranties of Sellers contained in Section 4.01 and elsewhere in this Agreement shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date, and Buyer shall have received a certificate to that effect by Sellers (the liability thereunder being solely that of Sellers and not the personal liability of the officer, trustee or authorized representative executing the same) and Sellers shall have complied with their covenants and obligations hereunder in all material respects; provided, however, that notwithstanding the foregoing or anything else set forth in this Agreement to the contrary, in the event any such representations and warranties of Sellers are not true and correct in any material respect when made, or are not true and correct in any material respect on the Closing Date, or Sellers have materially failed to comply with any of their covenants or obligations set forth herein, Buyer shall nonetheless be obligated to close the transactions set forth herein without a reduction in the Purchase Price (and Buyer shall have the rights set forth in Section 4.06 hereof) unless such untruth, inaccuracy or failure, taken together with all other such untruths, inaccuracies or failures, would have a Material Adverse Effect with respect to the Business of all Hotels in the aggregate, after taking into account any election by Sellers to remove a Hotel in accordance with the provisions of Section 8.07 hereof.

              (c) Sellers shall have delivered to the ground lessor under the Ground Lease all of the information required under Section 10 of the Ground Lease as a condition precedent to the assignment of the Ground Lease to a third party (subject to the obligations of Buyer under Section 7.02(e)) in the form, and within the time frame, contemplated by the Ground Lease.

              (d) If so requested by Buyer in accordance with Section 8.08, Seller shall have delivered notices to the Franchisors to terminate the Franchise Agreements as required thereunder, except with respect to the Franchise Agreement pertaining to the Newton Sheraton.

              (e) If so requested by Buyer under Section 8.11, and to the extent permitted by applicable Legal Requirements, Seller shall have executed and delivered to Buyer agreements for any of the Hotels so requested to permit the continued sale of alcoholic beverages after Closing pending liquor license approval.

         7.02 Conditions Precedent to Sellers' Obligations. Satisfaction on or prior to the Closing Date of each of the following shall be a condition precedent to the obligations of Sellers to sell the Purchased Assets:

              (a) Buyer shall have paid the Purchase Price in full, at the Closing.

              (b) The representations and warranties of Buyer contained in
Section 4.02 and elsewhere in this Agreement shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date, and Sellers shall have received a Certificate to that effect by a duly authorized officer of Buyer (the liability thereunder being solely that of Buyer and not the personal liability of the officer executing the same).

              (c) There shall have been no uncured material breach of any covenant or obligation of Buyer under this Agreement.

              (d) Buyer shall have delivered all Buyer Closing Documents required to be delivered by Buyer under Section 5.05 and elsewhere in this Agreement, in accordance with the provisions of this Agreement.

              (e) Buyer shall have delivered to Sellers all information regarding the Buyer required to be given to the ground lessor under the Ground Lease to enable the Sellers to comply with the assignment requirements set forth in the Ground Lease.

         7.03 Waiver. Each of the parties hereto shall have the right in its sole and absolute discretion, but under no circumstances shall be obligated, to waive or defer compliance by the other party with any of the above conditions precedent to their respective obligations hereunder; provided, however, no waiver shall be effective unless set forth in a written instrument, executed by the waiving party and delivered to the other party. No act or circumstance, other than the delivery of a written waiver as contemplated by the preceding sentence shall be deemed to constitute a waiver of any condition herein set forth. No waiver given on one occasion shall obligate the waiving party to grant similar waivers or deferrals in any other circumstance or on an other occasion.

         7.04 Covenant to Satisfy Conditions. Buyer and Sellers hereby agree to use commercially reasonable efforts to cause each of the conditions precedent to the obligations of the other party to be fully satisfied, performed and discharged on and as of the Closing Date, except that neither party shall have any obligation to expend any funds, or incur any Liabilities or obligations, which it would not otherwise be required to spend or incur under the provisions of this Agreement.

         7.05 Use of Purchase Price to Clear Title. To enable Sellers to make conveyance as herein provided, Sellers may, at the time of delivery of the Deeds, use the Purchase Price, or any part thereof, to remove any unpermitted exceptions or cure other title or survey defects, provided that all instruments so procured shall be delivered at the Closing, unless reasonably satisfactory arrangements for the recording of such instruments after the Closing Date are made at the Closing, and the Title Company issues the Title Policies at the Closing without exception for, or with insurance over, the matters so cured. In particular, Sellers shall, at the time of delivery of the Deeds, use a portion of the Purchase Price to remove the Sellers Existing Mortgages from the Title Policies to be issued to Buyer at Closing.

                                  ARTICLE VIII

                    Further Covenants and Agreements; Default


         8.01 Sellers' Covenants Pending Closing. Sellers hereby covenant and agree that, from and after the date hereof and to and including the Closing Date, they will fully perform and comply with each of the following covenants and agreements (except where such performance or compliance is prevented or limited by Force Majeure Causes):

              (a) Sellers will do, or instruct Manager to do, all things reasonably necessary or appropriate to cause the continued operation of each of the Hotels in accordance with the Ordinary Course of Business.

              (b) Sellers agree that they will not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed): (i) enter into any additional Material Hotel Contracts except in the Ordinary Course of Business, (ii) amend, alter, cancel, terminate, extend or renew any existing Material Hotel Contracts in any material manner, except (A) in the Ordinary Course of Business, (B) for cancellation by reason of the breach or default of the other party thereto, or (C) for extension or renewal resulting from the exercise by the other party thereto of any right or option contained in Material Hotel Contracts, (iii) amend, alter, cancel, terminate, extend or renew the Ground Lease, (iv) amend, alter, cancel, terminate, extend or renew any of the Franchise Agreements, or (v) amend, alter, cancel, terminate, extend or renew any of the Management Agreements. Specifically, Buyer acknowledges and agrees that Sellers may enter into Material Hotel Contracts after the date hereof and up to the Closing Date pertaining to capital improvements to be completed at the Hotels (A) in the Ordinary Course of Business during the period from the execution of this Agreement through the Closing Date which do not exceed in the aggregate $1,000,000.00 or (B) as may be otherwise agreed upon between Sellers and Buyer.

              (c) Sellers will not consent to, authorize or approve any change in zoning or similar land use classification for the Land or any part thereof without first obtaining the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything contained in this Section 8.01 to the contrary, Buyer acknowledges that Sellers have commenced the process of constructing an addition to the Sheraton Lexington consisting of eighty-six (86) additional rooms and related improvements and amenities (the

"Lexington Addition"). Sellers agree to cease its construction of the Lexington Addition as of the date of this Agreement, provided, however, that at the request of Buyer, Sellers shall take reasonable actions to prevent the lapse of any permits issued to Sellers in connection with the Lexington Addition, in which case Sellers shall be entitled to receive an Increase in accordance with
Section 6.01(m).

              (d) Sellers shall maintain all insurance coverages with respect to each of the Hotels existing as of the date hereof.

              (e) Sellers shall maintain inventories of Consumables at substantially the same levels at each of the Hotels, except for sales in the Ordinary Course of Business.

              (f) Sellers shall not transfer any of the Hotels to a third party, with the exception of the Ground Lease, the Ancillary Newton Lease and related Hotel Assets which may be transferred from the Manager to another Seller under this Agreement, provided that the Manager and such Seller agree to close the transaction with respect to the Newton Sheraton in accordance with the terms of this Agreement, in which case, Sellers shall pay all costs and expenses, including without limitation, transfer taxes, in connection therewith.

              (g) Sellers may, subject to the reasonable approval of Buyer, enter into easement agreements or other agreements for the benefit of the Real Property and/or the properties adjacent to the Real Property to be retained by the Sellers or their Affiliates or designees after the Closing (the "Retained Parcels"), granting rights which Sellers determine to be reasonably necessary for the purposes of providing vehicular or pedestrian access, utility access or connections, parking, drainage or other matters relating to the operation of the Real Property and/or the Retained Parcels. Buyer agrees that it shall not withhold its approval of any of the foregoing, so long as such easement or other agreement shall not materially impair the use, value or operation of the affected Real Property or the operation of the Hotel Business thereon. In addition, Sellers may, subject to the reasonable approval of Buyer, apply or make petition for special permits, variances and/or other governmental approvals which may be reasonably necessary for the benefit of the Retained Parcels or the Real Property. Buyer agrees that it shall not withhold its approval of any of the foregoing, so long as such special permits, variances and/or other approvals do not materially impair the use, value or operation of the affected Real Property or the operation of the Hotel Business thereon.

         8.02 Publicity. Buyer and Sellers each hereby agree that neither shall, without the prior written consent of the other, issue any press release, hold any press conference or otherwise make any public announcement relating to the transaction contemplated by this Agreement; provided, however, (i) nothing herein contained shall be deemed to limit or impair in any way a Seller's or Buyer's ability to disclose the details of the herein contemplated transaction to their respective counsel, or to such persons as they deem necessary in order to enable either of them to comply with any Legal Requirement or any court order; and (ii) nothing herein contained shall limit or impair in any way Buyer's right or ability to disclose the details of the herein contemplated transaction to (1) persons or entities who in good faith are considering providing debt or equity financing to Buyer for purposes of this transaction, or to (2) any Governmental Authority in connection with the application by Buyer for any required license or permit, or for transfer of any Permit from a Seller to Buyer, provided that, other than with respect to a Governmental Authority, Buyer delivers an agreement from any such party agreeing to be bound by the confidentiality provisions of this Section 8.02. Notwithstanding anything contained herein to the contrary, Buyer agrees not to disclose publicly this Agreement or the transactions contemplated herein until the Firm Date, unless Buyer is required to do so prior to the Firm Date pursuant to any Legal Requirement. Buyer agrees to provide notice of such public disclosure one (1) day prior to such public disclosure, unless Buyer is unable to do so pursuant to a Legal Requirement which makes immediate notice necessary. In any event, Buyer shall consult with Sellers as to the content of such disclosure.

         8.03 Exclusivity. Sellers agree that during the Exclusivity Period (as herein defined), Sellers shall not (i) offer to sell any of the Hotels to any prospective buyer other than Buyer, (ii) solicit or accept offers to purchase any of the Hotels from any prospective buyer other than Buyer; or (iii) otherwise seek to enter into or negotiate any agreement for any of the Hotels with any prospective buyer other than Buyer. The term "Exclusivity Period" shall mean that period of time commencing on the date hereof and terminating on the earlier to occur of (i) the commencement of litigation by Buyer against Sellers,
(ii) the termination of this Agreement by Buyer prior to the expiration of the Initial Inspection Period or prior to the expiration of the Due Diligence Period, (iii) the occurrence of a default by Buyer under this Agreement which would entitle the Sellers to terminate this Agreement, or (iv) the day after the Outside Closing Date specified in Section 5.01 hereof. Buyer agrees that in the event that it terminates this Agreement, it waives, and is hereby forever barred from commencing, any claims against Sellers alleging a breach by Sellers of this Section 8.03. This provision shall survive termination of this Agreement.

         8.04 Condemnation. In the event of the actual or threatened taking by exercise of the right of eminent domain (whether temporary or permanent) of all or any part of the Real Property with respect to any of the Hotels (a "Condemnation") of which a Seller acquires knowledge on or prior to the Closing Date, (a) such Seller will give Buyer notice within three (3) days of acquiring such knowledge, (b) the Closing of the sale hereby contemplated shall take place as herein provided without any abatement of the Purchase Price, and (c) at the Closing such Seller shall assign to the Buyer, by written instrument, all of such Seller's right, title and interest in and to any Condemnation award which may be payable to such Seller on account of such condemnation.

         8.05 Casualty. In the event of any loss, damage, or destruction to the Improvements or the Personal Property after the date hereof and prior to the Closing by fire or other casualty (a "Casualty") Sellers shall promptly notify Buyer of the occurrence thereof. In the event of such Casualty, at the applicable Seller's sole option, such Seller shall have the right to (i) repair and restore the loss, damage or destruction before or after the Closing, in which event (a) such Seller shall cause the Improvements and/or Personal Property to be restored to substantially the condition in which they existed immediately prior to the Casualty, (b) such Seller shall be entitled, but not obligated, in such Seller's sole discretion, to postpone the Closing for up to thirty (30) days upon written notice of such postponement to Buyer, which notice shall specify a new date for Closing hereunder, and (c) if such repair and restoration work is not completed at Closing, Buyer shall have the right to withhold payment of the estimated cost of repair and restoration for such Hotel, which shall be paid promptly upon completion of the repair and restoration work, or (ii) without repairing the Casualty, without recourse or warranty on such Seller, assign to Buyer at the Closing all of such Seller's right, title, and interest, if any, in and to all insurance proceeds payable with respect to the Casualty, and pay Buyer the amount of the deductible (or the self-insured retainage) under such Seller's insurance policy, whereupon the Closing shall take place as if no Casualty had occurred and without any reduction in the Purchase Price.

         8.06 Miscellaneous Covenants of the Parties. In addition to each of the terms, covenants and conditions herein set forth, the parties hereto do hereby agree as follows:

              (a) Expenses. Except as otherwise provided in this Agreement, each party hereto shall be responsible for the fees and expenses of their respective counsel and their other out-of-pocket costs and expenses in connection with the transactions under this Agreement.

              (b) Brokerage. Sellers and Buyer each hereby represent and warrant to the other that neither has dealt with any broker or finder in connection with the transactions contemplated hereby, other than The Beacon Group, LLC ("Beacon"), and each hereby agrees to indemnify, defend and hold the other harmless of and from any and all manner of claims, liabilities, loss, damage, attorneys' fees and expenses incurred by either party and arising out of, or resulting from, any claim by any broker or finder in contravention of its representation and warranty herein contained. Each party hereby further represents and warrants to the other that, except as set forth above, neither has dealt with any broker or finder purportedly acting for or on behalf of the other party, or that either party has any reason to believe that the representation and warranty herein contained is untrue or incorrect in any respect. Sellers shall be responsible for any commission due to Beacon in connection with the consummation of the transactions set forth herein. The provisions of this Section 8.06(b) shall survive the Closing.

              (c) Indemnity for Failure to Honor. Buyer agrees that it will indemnify, and hold Sellers harmless from and against all actions, claims, penalties, damages and expenses, including reasonable attorneys' fees, based upon or arising out of the failure by Buyer to honor any room reservations, banquet reservations or other existing arrangements and obligations for the use of the Hotel or any portion thereof made prior to the Closing Date in the Ordinary Course of Business. The provisions of this Section 8.06(c) shall survive the Closing.

              (d) Operating Taxes. It shall be the sole obligation and liability of Sellers to file all necessary tax returns and reports relating to the conduct of Business of the Hotels prior to the Closing Date with respect to all Taxes, including sales, use, hotel occupation, cabaret, entertainment and similar tax returns and reports whether such taxes are imposed directly upon Sellers or collected by Sellers from guests, tenants or other patrons and remitted to the appropriate taxing authority, and it shall be the sole obligation of the Sellers to pay, or cause the payment of, any and all of such Taxes. If requested by Sellers, Buyer agrees to reasonably cooperate with Sellers in the preparation and filing of such reports, which obligation shall survive the Closing.

              (e) Communications. Buyer agrees that Buyer, its agents, consultants, employees and representatives shall consult and communicate only with those representatives of Sellers and Manager designated in writing by Sellers (including, without limitation, those representatives of Sellers specified in Sections 3.06(c) and 3.06(d) of this Agreement), and shall not communicate or consult with, in any way, any other representatives, employees, agents or consultants of Sellers or Manager other than as expressly provided in this Agreement. Buyer agrees that it will indemnify, and hold Sellers harmless from and against all actions, claims, penalties, damages and expenses, including reasonable attorneys' fees, resulting from a breach of the foregoing covenant. The provisions of this Section 8.06(e) shall survive the Closing.

              (f) Tax Free Exchange. Notwithstanding anything to the contrary contained in this Agreement, Sellers shall have the right, in lieu of receiving the Purchase Price contemplated by this Agreement, to exchange the Purchased Assets in a transaction intended to qualify as a tax free exchange (the "Tax Free Exchange") under the provisions of the Code. In the event that Sellers desire to undertake the Tax Free Exchange, Buyer, Sellers and Exchange Escrowee (as defined below) shall, promptly following Sellers' request, enter into an Exchange Escrow Agreement substantially in the form attached to this Agreement as Exhibit Q and Sellers shall assign their rights under this Agreement to the Exchange Escrowee, provided, however, such assignment shall not relieve Sellers of their obligations hereunder. Buyer's rights will remain unaffected by the Sellers' assignment to the Exchange Escrowee. The Exchange Escrowee, as that term is defined in the Exchange Escrow Agreement, shall be Commonwealth Land Title Insurance Company, or such other title company or entity mutually acceptable to Buyer and Sellers. Buyer agrees to execute and deliver such additional documents as may be required to complete the transactions contemplated by the Exchange Escrow Agreement, provided that such documents do not increase Buyer's obligations or liabilities set forth in this Agreement or decrease its rights hereunder. In the event that changes occur in the Code, regulations promulgated thereunder, or applicable case law relating to transactions such as the Tax Free Exchange and such changes cause the attached Exchange Escrow Agreement to be incorrect, inadequate or obsolete for the purposes contemplated in this Agreement, then at Sellers' request, Buyer and Sellers shall modify or amend the Exchange Escrow Agreement or enter into a new Exchange Escrow Agreement to effectuate the Tax Free Exchange; provided, however, that such changes or additional documents do not increase any cost or liability of Buyer thereunder or under this Agreement or decrease or modify Buyer's rights to purchase the Purchased Assets. Buyer and Sellers also agree that if the Sellers exercises their right to transfer the Purchased Assets in a Tax Free Exchange pursuant to this Section 8.06(f), then the Earnest Money and all accrued interest will be transferred to the Exchange Escrowee prior to the Closing subject to escrow instructions reasonably satisfactory to Buyer. Sellers shall bear all costs associated with the Tax Free Exchange. The fact that the Code may be hereafter amended, supplemented, or replaced with the effect that a Tax Free Exchange is no longer possible shall not have any effect on Sellers' obligation to comply with the other provisions of this Agreement subject to its terms. In no event shall Buyer be obligated to (i) take title to any other property, (ii) assume any obligations with respect to any other property, or
(iii) incur or sustain any Liability not otherwise required to be incurred or sustained by Buyer pursuant to this Agreement. Notwithstanding anything contained herein to the contrary, the ability of Sellers to effectuate a Tax Free Exchange in accordance with the provisions of this Section 8.06(f) shall not be a condition precedent to the Sellers' obligations to close the transactions contemplated by this Agreement.

         8.07 Default.

              (a) If any condition set forth herein for the benefit of Buyer under Section 7.01 hereof cannot or will not be satisfied prior to Closing or cured in accordance with the provisions of Section 5.01 of this Agreement (other than due to a default by Buyer), or upon the occurrence of any other event that would entitle Buyer to terminate this Agreement and its obligations hereunder, and if Sellers fail to cure any such matter or satisfy that condition within ten
(10) Business Days after notice thereof from Buyer (or such other time period as may be explicitly provided for herein), Buyer, at its option, shall elect, as its sole alternatives, to: (i) terminate this Agreement, in which event (A) the Earnest Money (less the amount of the Initial Deposit) shall be promptly returned to Buyer, and the Sellers shall be entitled to receive the Initial Deposit; provided, however, that if the matter or occurrence giving rise to Buyer's right to terminate this Agreement is attributable to the occurrence of an Intentional Seller Default, then the Buyer shall be entitled to the return of the Initial Deposit as well, (B) if the condition which has not been satisfied is a breach of a representation, warranty or covenant (including, without limitation, the provisions of Section 5.02(c)) which would have a Material Adverse Effect, then Sellers shall be obligated upon demand to reimburse Buyer for Buyer's reasonable, actual out-of-pocket inspection, financing and other costs related to Buyer's entering into this Agreement, inspecting the Purchased Assets and preparing for a Closing of the transaction contemplated hereby, including, without limitation, Buyer's reasonable attorneys' fees incurred in connection with the preparation, negotiation and execution of this Agreement, in connection with Buyer's due diligence review, audits and preparation for a Closing, up to an aggregate amount not to exceed One Million Dollars ($1,000,000), said amount being the aggregate limitation for the foregoing costs and expenses, and (C) all other rights and obligations of Sellers and Buyer hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately, or (ii) elect to proceed to Closing, in which event such conditions shall, for all purposes under this Agreement, be deemed to have been waived by Buyer, and subject to such waiver, Buyer shall be entitled to proceed to Closing by action for specific performance; provided, however, that in no event shall Sellers be required to expend any monies to cure any such conditions or to otherwise comply with an order for specific performance, other than the transaction expenses contemplated to be borne by Sellers under this Agreement. If Buyer elects to proceed to Closing and there is a misrepresentation or breach of a condition, covenant or warranty by a Seller of which Buyer had actual knowledge prior to the Closing and nevertheless elected to consummate the Closing, notwithstanding any other provision of this Agreement to the contrary, Sellers shall have no liability to Buyer for such misrepresentation or breach of covenant or warranty or failure to satisfy a condition. Other than Buyer's alternatives set forth in this Section 8.07(a), Buyer shall have no other remedy at law or in equity, including, without limitation, any right to other damages, including consequential or special or punitive or damages pursuant to Massachusetts General Laws c.93A et. seq., or any other right to bring an action for specific performance of this Agreement. Notwithstanding the foregoing, Sellers and Buyer agree that in the event that a Material Adverse Effect has occurred as a result of a breach of a representation, warranty or covenant of Sellers, or the failure or inability of the Sellers to deliver a Sellers Closing Document (including, without limitation, the estoppel certificate required to be delivered under Section 5.04(p)), Sellers may, in their sole and absolute discretion, elect to terminate this Agreement with respect to the affected Hotels only (not to exceed two (2) Hotels), in which case this Agreement shall terminate with respect to such Hotel(s) only, the Purchase Price shall be reduced by the Allocated Purchase Price of such Hotel(s), this Agreement shall be deemed to be amended by deleting any references to such Hotel(s), and this Agreement shall otherwise remain in full force and effect as to all of the Hotels and Hotel Assets other than the affected Hotel(s).

              (b) If any condition set forth herein for the benefit of Sellers cannot or will not be satisfied prior to Closing, and if Buyer fails to satisfy that condition within ten (10) Business Days after notice thereof from Sellers (or such other time period as may be explicitly provided for herein), or if, prior to Closing, Buyer defaults in performing any of its obligations under this Agreement (including its obligation to purchase the Purchased Assets) and Buyer fails to cure any such default within ten (10) Business Days after notice thereof from Sellers, then Sellers' sole and exclusive remedy shall be to, at its option, elect either (i) to terminate this Agreement in which event the Earnest Money shall be paid over to Sellers and the parties hereto shall be released from all further obligations hereunder or (ii) elect to proceed to Closing, in which event such conditions shall, for all purposes under this Agreement, be deemed to have been waived by Sellers. Sellers and Buyer agree that, in the event of a termination of this Agreement as a result of such a default, the damages that Sellers would sustain as a result thereof would be difficult if not impossible to ascertain. Therefore, Sellers and Buyer agree that in such event, Sellers shall retain the Earnest Money as full and complete liquidated damages and as Sellers' sole remedy. Other than Sellers' alternatives set forth in this Section 8.07(b), Sellers shall have no other remedy at law or in equity, including, without limitation, any right to other damages, including consequential or special or punitive damages pursuant to Massachusetts General Laws c.93A et. seq., or any right to bring an action for specific performance of this Agreement.

         8.08 Franchise Agreements. At Closing, the applicable Seller shall assign to Buyer all of such Seller's right, title and interest in, to and under the Franchise Agreements, and Buyer shall assume all of such Seller's obligations thereunder from and after the Closing Date. Sellers shall use reasonable efforts to cooperate with Buyer to obtain the consent of the Franchisors to (i) the assignment of the Franchise Agreements to Buyer, or (ii) the termination of the Franchise Agreements and issuance of new franchise agreements to Buyer in respect of the Hotels. Sellers agree to provide such notice to Franchisors as may be required to terminate any of the Franchise Agreements upon the written request of the Buyer after the expiration of the Due Diligence Period, except with respect to the Franchise Agreement pertaining to the Newton Sheraton. Buyer shall be obligated to comply with any matters set forth in any property improvement plans issued by any Franchisor to Buyer as a condition to obtaining such Franchisor's consent to the transaction described herein, or any other matters reasonably requested by any Franchisor. Any fees or expenses charged by any Franchisor in connection with the assignment of its respective Franchise Agreement or issuance of a new franchise agreement in lieu thereof shall be borne entirely by Buyer. In the event that any Franchisor does not consent to such assignment to Buyer and, following the sale of the Purchased Assets to Buyer, terminates its Franchise Agreement, Buyer shall be solely responsible for any termination fee or other costs or expenses sought by such Franchisor in connection with such termination. In the event that any Franchisor does not consent to such assignment to Buyer, Sellers shall have the right on and for ten
(10) Business Days after the Closing Date to remove any Third Party Property that is subject to the intangible property rights of such Franchisor under the applicable Franchise Agreement. Buyer agrees that it will indemnify and hold Sellers harmless from and against all actions, claims, penalties, damages and expenses, including reasonable attorneys fees, in connection with any such assignment or termination fees, costs or expenses, or otherwise based upon or arising out of the assignment of the Franchise Agreements to Buyer or the failure by Buyer to obtain any consent of any Franchisor to the assignment of the Franchise Agreements. The provision of this Section 8.08 shall survive the Closing.

         8.09 Employees; Employee Benefits. (a) At the time of Closing, the employment of the Employees by Sellers shall terminate, and simultaneously therewith, Buyer shall offer employment to all of such Employees, including any such Employees absent from active employment on account of disability, workers compensation, medical, or other leave of absence, on substantially similar terms and conditions of employment as applicable to their employment by the Sellers, but expressly excluding with respect to rehiring of Employees, the general manager, sales director and controller of each Hotel. All such Employees who accept such offers of employment are hereafter referred to as the "Transferred Employees". Buyer agrees to reasonably cooperate with Sellers in the issuance of a communication to such Employees notifying the Employees of the change in their employment status. Buyer and Sellers agree further that any written communication to be delivered to the Employees in connection with such notification shall be subject to the review and approval of Sellers and Buyer, respectively. Buyer acknowledges and agrees that Sellers shall not be responsible for the payment of any Compensation to Transferred Employees with respect to their employment with the Buyer arising or accruing on or after the Closing Date. Buyer acknowledges and agrees that it shall assume the Union Contract at the Closing and all liabilities and obligations thereunder with respect to the employment of the Transferred Employees by Buyer earned or accrued from and after the date of Closing. Sellers acknowledge and agree that they are responsible for all Compensation earned or accrued prior to the Closing Date by any Employees.

              (b) Commencing as of the Closing Date, Buyer shall provide the Transferred Employees, and their dependents and beneficiaries (collectively, the "Eligible Individuals"), with medical and dental benefit coverage, in each case reasonably comparable to the coverage provided by Sellers immediately prior to the Closing Date and without application of any exclusion for a pre-existing condition or waiting or other elimination period, and taking into account for purposes of any annual co-payment, deductible or limitation on benefits, the payments made under Sellers' medical and dental coverage in respect of the Eligible Individuals for otherwise eligible medical and dental services in the current calendar year through the Closing Date.

              (c) Effective from the Closing Date, Buyer shall cause the Employees to be eligible to participate in a tax-qualified retirement plan (the "Replacement Retirement Plan") described in Section 401(a) of the Code, and recognizing for all purposes the Employees' service with the Sellers and the Manager through the Closing Date. To the extent permitted by law, the Employees shall be entitled to distribution of their interests in the Flatley Company Hotel Division Profit Sharing Plan and Trust and the Tara Hotels 401(k) Profit-Sharing Plan following the Closing Date. Buyer agrees that if the distributing plan is so instructed by the Employee concerned, any such distribution may be made by direct roll over to the Replacement Retirement Plan, which rolled over amount may include any promissory note of the participant theretofore held by the distributing plan.

              (d) Buyer shall cause the Transferred Employees to be immediately eligible for any benefits, and to participate in any benefit plans, it may adopt, install or extend to or for the benefit of the Transferred Employees from the Closing Date in replacement of coverages of the same type provided by Sellers or the Manager (other than medical, dental and 401(k) benefits, which are addressed in Sections 8.09(b) and 8.09(c) above), with credit for all relevant purposes for their service with the Sellers and the Manager prior to the Closing Date.

              (e) In the event that either of the Sellers or the Manager might otherwise incur any liability under any Multiemployer Plan pursuant to the Union Contract by reason of their ceasing to contribute to such Plan, which liability might be avoided in the context of the transactions provided for in this Agreement if applicable qualifying conditions are met, Buyer agrees to take any action reasonably required to satisfy such qualifying conditions if so requested by the Sellers, provided the applicable qualification requirements are not substantially more onerous to Buyer than those which would be required of Buyer to qualify for the relief provided by Section 4204 of ERISA (regardless of whether that particular Section of ERISA is applicable).

         8.10 Safes and Baggage; Inventory of Guest Property.

              (a) Sellers shall deliver all keys to each safe deposit box at the Hotels, all receipts and agreements relating thereto and a complete list of such safe deposit boxes, which list shall contain the name and room number of each depositor. Sellers and Buyer agree to make appropriate arrangements for depositors to verify the contents of each safe deposit box in use. Buyer shall assume all Liabilities on and after the Closing to depositors for contents of each safe deposit box verified at Closing by Buyer.

              (b) On the Closing Date, representatives of Buyer and Sellers shall take an inventory of all baggage, valises and trunks checked or left in the care of Sellers at the Hotels. From and after the Closing Date, Buyer shall be responsible for all baggage, valises and trunks listed in said inventory and verified by Buyer at Closing, and Buyer hereby agrees to indemnify and to hold Sellers harmless from any liability therefor.

              (c) The provisions of this Section 8.10 shall survive the Closing.

         8.11 Permits; Liquor Licenses.

              (a) Sellers shall cooperate, at Buyer's sole cost and expense, with Buyer and Buyer's representatives to enable and assist Buyer to procure and maintain all licenses, permits and authorizations necessary for Buyer's ownership and operation of the Hotel. Buyer shall promptly apply for and use all reasonable efforts to obtain all such requisite licenses, permits and authorizations, but the obtaining of such licenses, permits and authorizations shall not be a condition to Buyer's obligations hereunder.

              (b) Prior to the Closing Date, Buyer shall seek to have all existing liquor licenses at the Hotels transferred to Buyer or to an entity designated by Buyer, or shall seek to have new liquor licenses issued in the name of Buyer or an entity designated by Buyer, whichever shall be in compliance with local law. Buyer acknowledges that the current liquor licenses may not be assignable by Sellers to Buyer, and in such event Buyer shall apply for new liquor licenses. Buyer shall use all reasonable efforts at Buyer's sole expense to obtain the approval of the applicable state and local authorities for such transfer or issuance. Sellers shall cooperate, at Buyer's sole cost and expense, with Buyer and Buyer's representatives to assist Buyer to procure and maintain all liquor licenses necessary and required for the sale and service of alcoholic beverages at the Hotels. In the event that such transfer or issuance with respect to any Hotel has not been approved prior to the Closing Date, Sellers and Buyer shall proceed with the Closing notwithstanding the lack of such approval. Sellers shall cooperate with Buyer to permit the continued sale of alcoholic beverages at the Hotels after the Closing in accordance with all applicable laws, notwithstanding the sale of the Hotels to Buyer, until such approval has been obtained. In such event, Sellers agree to execute, or cause Manager to execute, such leases, management agreements and other documents each in form reasonably acceptable to Sellers, as are legal and customary in the respective jurisdictions to permit the continued sale of alcoholic beverages after the Closing pending such approval, including, in the case of the Hotels located in Massachusetts, a beverage service agreement in the form attached hereto as Exhibit P. Buyer agrees to maintain liquor liability insurance in amounts not less than Twenty-Five Million Dollars ($25,000,000) naming the applicable Seller as an additional insured, and further agrees to indemnify, defend and hold Sellers harmless from and against any liability, cost or expense arising out of Sellers' cooperation with Buyer during this interim period. At Closing, Buyer shall deliver to Sellers insurance certificates evidencing the foregoing coverage, which certificates shall provide that such coverage shall not be cancelled or amended without thirty (30) days prior written notice to Sellers. The provisions of this Section 8.11 shall survive the Closing.

         8.12 Vehicle Leases. At Closing, Sellers shall assign to Buyer all of Sellers' right, title and interest in, to and under the Vehicle Leases, and Buyer shall assume all of Sellers' obligations thereunder on and after the Closing. Sellers shall use reasonable efforts to assist Buyer in obtaining the consent of the lessors thereto to the assignment of the Vehicle Leases, but the obtaining of such consent shall not be a condition to Buyer's obligations hereunder. Any fees or expenses charged by any lessor in connection with the assignment of its respective Vehicle Lease shall be borne entirely by Buyer. In the event that any such lessor does not consent to such assignment to Buyer and, following the sale of the Purchased Assets to Buyer, terminates any such Vehicle Lease, Buyer shall have no recourse against Sellers on account of such termination. Buyer agrees that it will indemnify and hold Sellers harmless from and against all actions, claims, penalties, damages and expenses, including reasonable attorneys' fees, in connection with any such assignment or termination, or otherwise based upon or arising out of the assignment of the Vehicle Leases to Buyer or the failure by Buyer to obtain any consent of any lessor thereto to the assignment of any such Vehicle Lease. The provisions of this Section 8.12 shall survive the Closing.

         8.13 Right of First Refusal. Buyer and Sellers acknowledge that Hilton has a right of first refusal to purchase the Wakefield Hilton (the "Hilton Right of First Refusal"). In the event that Hilton timely notifies the Sellers that it intends to exercise its right to purchase the Wakefield Hilton pursuant to the Hilton Right of First Refusal, the applicable Seller shall provide written notice to Buyer within five (5) days after receipt of such notice from Hilton, in which case this Agreement shall terminate with respect to the Wakefield Hilton only, the Purchase Price shall be reduced by the Allocated Purchase Price of such Hotel, this Agreement shall be deemed to be amended by deleting any references to such Hotel, and this Agreement shall otherwise remain in full force and effect as to all of the Hotels other than the Wakefield Hilton. Buyer agrees to assist Sellers by providing any and all information regarding the identity of the Buyer and the organization of the Buyer as may be reasonably requested by Hilton in connection with its determination of whether to exercise the Hilton Right of First Refusal.

         8.14 Compliance with Bulk Sales Laws. Buyer hereby waives compliance by Sellers with any applicable bulk sales law arising out of the sale of any Consumables, Operating Equipment, Fixtures and Tangible Personal Property and Miscellaneous Property Assets; provided, however, that Sellers agree to indemnify and hold Buyer harmless from any liability, damage, loss, cost or expense incurred by Buyer by reason of any of the Sellers' failure to comply with any such bulk sales laws.

         8.15 Easements; Cooperation. After the Closing, Buyer and Sellers agree to enter into such easements or other agreements for the benefit of the Real Property and/or the Retained Parcels, (i) which may be reasonably requested by any of such parties and (ii) which shall not materially impair the use, value or operation of the affected Real Property, Retained Parcels, or the operation of the Hotel Business or other business thereon, for the purpose of providing vehicular or pedestrian access, utility access or connections, parking, drainage or other rights incident to the operation of the Real Property and/or such Retained Parcels. The costs and expenses incurred in connection with any such requests shall be borne entirely by the requesting party. In addition, Buyer and Sellers agree to apply for or make petition for special permits, variances and other governmental approvals which may be reasonably necessary for the benefit of the Retained Parcels and/or the Real Property, (i) which may be requested by any of such parties, and (ii) which do not materially impair the use, value or operation of the affected Real Property or Retained Parcels or the operations thereon. The provisions of this Section 8.15 shall survive the Closing.

                                   ARTICLE IX

                                  Miscellaneous

         9.01 Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals and other communications required or permitted to be given hereunder, or which are to be given with respect to this Agreement, shall be in writing and shall be deemed delivered (i) upon the personal delivery thereof, (ii) upon the delivery by facsimile electronic transmission (provided that such facsimile is sent on a Business Day prior to 3:00 p.m. of the recipient's local time, and a confirmation copy is sent via another manner set forth in this Section 9.01), (iii) the next business day following delivery to a reliable and recognized air-freight or local delivery service, or (iv) two (2) Business Days following deposit thereof in the United States mail, certified mail (return receipt requested), provided such notices shall be addressed or delivered to the parties at their respective addresses or facsimile telephone numbers set forth below. Copies of all notices delivered hereunder shall also be delivered in the same manner to counsel for the parties hereto.

If to Sellers:                         The Flatley Company
                                       50 Braintree Hill Office Park
                                       Braintree, MA 02184-8754
                                       Attn: Mr. Thomas J. Flatley
                                       Telephone No.: (617) 848-2000
                                       Facsimile No.: (617) 849-5140

With a copy to Sellers' attorneys:     Bingham, Dana & Gould LLP
                                       150 Federal Street
                                       Boston, Massachusetts 02110
                                       Attn: Henry S. Healy, Esq.
                                       Telephone No.: 617-951-8271
                                       Facsimile No. 617-951-8736

If to Buyer:                           Starwood Lodging Trust
                                       2231 E. Camelback Road, Suite 400
                                       Phoenix, Arizona 85016
                                       Attn: Steven R. Goldman
                                       Telephone No.: (602) 852-3900
                                       Facsimile No.: (602) 852-0984

                                       and

                                       Starwood Lodging Corporation
                                       2231 E. Camelback Road, Suite 400
                                       Phoenix, Arizona 85016
                                       Attn: Nir Margolit, Esq.
                                       Telephone No.: (602) 852-3900
                                       Facsimile No.: (602) 852-0686

With a copy to Buyer's attorneys:      Kirkland & Ellis
                                       200 East Randolph Drive
                                       Chicago, Illinois 60601
                                       Attn: Stephen G. Tomlinson, Esq.
                                       Telephone No.: 312-861-2386
                                       Facsimile No.: 312-861-2200

All costs and expenses of the delivery of notices hereunder shall be borne and paid for by the delivering party. No notice shall be deemed duly delivered hereunder unless all postage or delivery charges shall have been prepaid by the sending party, or otherwise delivered to the receiving party free of delivery charges.

         9.02 Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior understandings or agreements between the parties with respect to the subject matter hereof. This Agreement may not be altered, modified, extended, revised or changed, nor may any party hereto be relieved of any of its Liabilities or obligations hereunder, except by written instrument duly executed by each of the parties hereto. Any such written instrument entered into accordance with the provisions of the preceding sentence shall be valid and enforceable notwithstanding the lack of separate legal consideration therefor.

         9.03 Governing Law.

              (a) This Agreement is made pursuant to, and shall be governed by and construed in accordance with, the laws of the Commonwealth of Massachusetts without reference to the conflicts of laws provisions thereof.

              (b) For the purposes of any suit, action or proceeding involving this Agreement, Buyer hereby expressly submits to the exclusive jurisdiction of the state courts sitting in the County of Norfolk, Commonwealth of Massachusetts or the United States District Court for the Commonwealth of Massachusetts, and consents that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court's jurisdiction by certified mail or by personal service, provided that a reasonable time for appearance is allowed, and Buyer agrees that such courts shall have exclusive jurisdiction over any such suit, action or proceeding commenced by either or both of said parties. In furtherance of such agreement, Buyer agrees upon the request of Sellers to discontinue (or agree to the discontinuance of) any such suit, action or proceeding pending in any other jurisdiction.

              (c) Buyer hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in state court sitting in the County of Norfolk, Commonwealth of Massachusetts or brought in the United States District Court for the Commonwealth of Massachusetts and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         9.04 Headings. Section, subsection and article headings used herein are for convenience and ease of reference only and are not intended to have any legal effect. Accordingly, no reference shall be made to any such article, section or subsection headings for the purpose of interpreting, construing or enforcing any of the provisions of this Agreement.

         9.05 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed to be one Agreement. In the absence of an original signature page, a signature page transmitted by facsimile transmission shall be effective to bind the party for all purposes of this Agreement.

         9.06 Time of the Essence. Time is of the essence of this Agreement. In the event the parties hereto shall elect to extend the time for performance, or extend the Closing Date, and such election shall be set forth in a written instrument, such election shall nevertheless not be deemed a waiver on the part of either party of time as being of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which said period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday or legal holiday.

         9.07 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto, and their respective successors and permitted assigns. Except as provided in Section 3.05, Buyer may not assign this Agreement or any of its rights hereunder without first obtaining the written consent of Sellers, which consent may be withheld by Sellers in their sole discretion and, notwithstanding any such assignment, Buyer shall remain liable for the performance by Buyer of all of its obligations hereunder.

         9.08 No Third Party Beneficiary. Each of the covenants, undertakings and agreements of the parties hereto are entitled solely for the benefit of the other party and its successors and permitted assigns under the provisions of this Agreement, and are not intended for the benefit of, and may not be enforced by, any third party.

         9.09 Survival. Except as otherwise herein expressly provided (including, without limitation, the provisions of Section 4.04(b) hereof), none of the representations, warranties, covenants, indemnities, liabilities and obligations of the parties hereto shall survive the Closing hereunder. The provisions of this Article 9 shall survive the Closing.

         9.10 Litigation. In the event of any litigation between Buyer and Sellers with respect to the Purchased Assets, this Agreement or any of the Closing Documents (including without limitation with respect to the performance of their respective obligations hereunder or under any of the Closing Documents or the breach of any of their respective representations or warranties made herein or in any of the Closing Documents), the non-prevailing party shall pay all reasonable costs and expenses incurred by the prevailing party in connection with such litigation including, without limitation, reasonable attorneys' fees. Notwithstanding any provisions of this Agreement to the contrary, the obligations of the parties under this Section 9.10 shall survive any termination of this Agreement and the Closing.

         9.11 Limited Recourse. Buyer's sole remedy for any claim for breach of this Agreement or otherwise arising under this Agreement, as specifically limited by Section 4.06(d) and 8.07(a) of this Agreement shall be further limited to each Seller's interest in the Purchased Assets prior to the Closing and to the proceeds of the sale of the Purchased Assets received by a Seller, following the Closing. No trustee, officer, director, employee, shareholder, attorney or affiliate of Sellers shall have any personal or other liability hereunder and no other assets of Sellers shall be subject to levy, attachment or satisfaction for any such claim by Buyer. Notwithstanding anything to the contrary in this Agreement, the liability of each Seller under this Agreement shall be several, and not joint and several.

         9.12 Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that Sellers and Buyer have contributed substantially and materially to the preparation of this Agreement.

         9.13 Enforceability. In the event that any provision of this Agreement shall be unenforceable in whole or in part, such provision shall be limited to the extent necessary to render the same valid, or shall be excised from this Agreement, as circumstances require, and this Agreement shall be construed as if said provision had been incorporated herein as so limited, or as if said provision has not been included herein (as the case may be).

         9.14 Non-Recordation. Buyer shall not file or record this Agreement or any evidence or memorandum of this Agreement in any public records. A violation of this section shall constitute a default by Buyer hereunder. Buyer and Sellers agree that in the event that Buyer records this Agreement or any evidence or memorandum of this Agreement, Sellers shall have the right on behalf of the Buyer to execute and record a termination of the same, and the Buyer hereby grants to the Sellers a power of attorney for the limited purpose thereof.

         9.15 Several Liability of Buyer. Notwithstanding anything to the contrary in this Agreement, the Liability of SLT Realty, SLC Operating and any of their respective designees hereunder shall be several only, and not joint and several.

         9.16 Trustee Exculpation. Each of the parties hereto acknowledge and agree that the name "Starwood Lodging Trust" is a designation of such Trust and its trustees (as trustees only, but not personally) under a Declaration of Trust dated August 25, 1969, as amended and restated and all persons dealing with such Trust shall look solely to such Trust's assets for the enforcement of any claims against such Trust, and the trustees, officers, agents and security holders of such Trust assume no personal liability for obligations entered into by such Trust, and their respective individual assets shall not be subject to the claims of any person relating to such obligations.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf as of the day and year first above written.


                                           SELLERS:

                                           /s/ Thomas J. Flatley
                                           -------------------------------------
                                           Thomas J. Flatley

                                           TARA HOTEL MANAGEMENT CO. LLC

                                           By:  /s/ Thomas J. Flatley
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------

                                           /s/ Thomas J. Flatley
                                           -------------------------------------
                                           Thomas J. Flatley, as Trustee of
                                           Hyannis-1992 Realty Trust and not
                                           individually

                                           /s/ John J. Roche
                                           -------------------------------------
                                           John J. Roche, as Trustee of
                                           Hyannis-1992 Realty Trust and not
                                           individually

                                           /s/ John J. Flatley
                                           -------------------------------------
                                           John J. Flatley, as Trustee and not
                                           individually

                                           /s/ Gregory D. Stoyle
                                           -------------------------------------
                                           Gregory D. Stoyle, as Trustee and not
                                           individually

                                          BUYER:

                                          SLT REALTY LIMITED PARTNERSHIP,
                                          a Delaware limited partnership

                                          By:  Starwood Lodging Trust,
                                               a Maryland real estate investment
                                               trust
                                          Its: General Partner

                                          By: /s/ Steven R. Goldman
                                             -----------------------------------
                                          Name: Steven R. Goldman
                                               ---------------------------------
                                          Title: Senior Vice President
                                                --------------------------------

                                          SLC OPERATING LIMITED PARTNERSHIP,
                                          a Delaware limited partnership

                                          By:  Starwood Lodging Corporation,
                                               a Maryland corporation
                                          Its: General Partner

                                          By: /s/ Joseph Long
                                             -----------------------------------
                                          Name: Joseph Long
                                               ---------------------------------
                                          Title: Vice President
                                                --------------------------------

                 SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT


         THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment") is entered into and dated as of September 10, 1997, by and among Thomas J. Flatley, individually; Thomas J. Flatley and John J. Roche, as Trustees of Hyannis-1992 Realty Trust, a Massachusetts nominee trust; Tara Hotel Management Co. LLC, a Massachusetts limited liability company; John J. Flatley, as Trustee and Gregory D. Stoyle, as Trustee (each a "Seller" and collectively the "Sellers"), and SLT Realty Limited Partnership, a Delaware limited partnership ("SLT Realty"), and SLC Operating Limited Partnership, a Delaware limited partnership ("SLC Operating"; SLT Realty and SLC Operating are referred to collectively herein as the "Buyer").

                              PRELIMINARY STATEMENT

         A. Sellers and Buyer entered into that certain Purchase and Sale Agreement, dated July 18, 1997, as amended by Amendment to Purchase and Sale Agreement dated as of August 4, 1997 (as amended, the "Agreement"), for the purchase and sale of certain hotel properties as described therein.

         B. Sellers and Buyer desire to amend certain terms and conditions of the Agreement.

         C. Initial capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Agreement.

         NOW, THEREFORE, for the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

         1. Section 8.09(c). Section 8.09(c) of the Agreement is hereby amended by deleting the following clause from the end of the first sentence thereof:
"and recognizing for all purposes the Employees' service with the Sellers and the Manager through the Closing Date."

         2. Section 8.09(d). Section 8.09(d) of the Agreement is hereby amended by inserting the following at the end thereof:

         "Buyer agrees to pay to the Transferred Employees at the end of calendar year 1997, the full amount of the bonuses that such Transferred

Employees would have been entitled to receive at such time if such Transferred Employees had remained Employees of the Sellers, such bonuses to be computed in the manner described in Exhibit A. Buyer shall receive a Decrease against the Purchase Price in an amount equal to the pro rata share of bonuses projected to be paid to the Transferred Employees at the end of calendar year 1997 plus employer's contributions under the Federal Insurance Contribution Act ("FICA") for the Tara Team bonuses (as currently shown on Exhibit B), but excluding employer's contributions under FICA with respect to any other bonuses. Sellers have agreed to such Decrease despite the fact that such bonuses had not been earned or accrued as of the Closing Date. Buyer agrees that in the event that any of such bonuses are not paid to any Transferred Employees for any reason, including, without limitation, termination of employment of such Transferred Employees, then Buyer shall promptly remit to Sellers an amount equal to Sellers' pro rata share of any unpaid bonuses plus the applicable FICA contribution. On request of Sellers, Buyer shall provide a certificate signed by its chief financial officer indicating the bonuses paid to Transferred Employees for 1997 with sufficient detail so that Sellers can calculate any amount to be remitted to Sellers hereunder. With respect to accrued vacation pay for the Transferred Employees, Buyer shall receive a Decrease of (i) $55,000 (which represents the agreed upon amount subject to no further adjustment for unearned vacation pay) and (ii) the amounts shown on Exhibit C as the earned vacation amount to the extent such amount relates to Transferred Employees, plus amounts payable under FICA as the employer's contribution with respect to both (i) and
(ii) above."

         3. Surveys. After the Closing Date, Sellers shall cause the surveyors to make those revisions to the Surveys reasonably requested by Buyer to conform to the 1992 ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys set forth in Section 5.03 of the Agreement. Sellers shall pay all costs and expenses in connection with such additional revisions to the Surveys.

         4. Motor Vehicles. Notwithstanding the requirement set forth in Section 5.04(c) of the Agreement, Buyer agrees that Sellers will not deliver to the Buyer at Closing assignments of the certificates of title to each of the Motor Vehicles. Buyer and Sellers agree to cooperate to transfer the certificates of title to Buyer as promptly as reasonably practicable. Buyer agrees to indemnify and hold the Sellers harmless against all claims, suits, obligations, liabilities and damages, including, without limitation, reasonable attorneys fees and disbursements, relating in any way to the use of the Motor Vehicles by Buyer, its agents, representatives, Affiliates or employees and arising or accruing on or after the Closing Date, including, without limitation, any claims relating to accidents involving the Motor Vehicles.

         5. Lexington Addition. At Closing, Sellers shall not receive an Increase with respect to costs and expenses incurred in connection with the Lexington Addition, but Sellers shall deliver to Buyer promptly after Closing any plans, reports, permits, contracts or other materials pertaining to the Lexington Addition (collectively, the "Lexington Materials"). In the event that Buyer elects to proceed with the Lexington Addition or any substantially similar addition, Buyer shall pay to the Seller the entire cost to Sellers of the Lexington Materials as evidenced by invoices for such Lexington Materials presented to the Buyer. Sellers estimate the costs of the Lexington Materials to be approximately $70,000.

         6. Danvers Billboard. Sellers and Buyer acknowledge that a billboard used for the operation of the Danvers Tara encroaches partially onto property retained by the Sellers. Sellers and Buyer agree to enter into a reciprocal easement agreement as promptly as reasonably practicable after the Closing Date in form mutually satisfactory to the Sellers and the Buyer (i) granting Buyer the right to use the billboard, (ii) requiring the Buyer to pay all costs and expenses including, without limitation, all metering and utility charges and all maintenance charges in connection with the billboard, (iii) granting each party access to the easement area for the purposes set forth in the easement, and (iv) containing such other terms and provisions which may be reasonably satisfactory to the parties. At the time of execution of the reciprocal easement agreement, Buyer and Sellers shall terminate the billboard easement referred to in that certain Deed from Thomas J. Flatley to Philip A. Baldi, Trustee of One Corporate Nominee Trust, dated October 23, 1996 and recorded with the Essex South Registry of Deeds at Book 13810, Page 230.

         7. Ferncroft Excluded Parcel. Sellers and Buyer acknowledge that Lot 5C as shown on the Plan dated March 17, 1989 recorded with the Essex South Registry of Deeds in Plan Book 245, Plan 70 will not be included in the premises conveyed to Buyer.

         8. Danvers Tax Agreement. Sellers and Buyer acknowledge and agree that with respect to the Danvers Tara, Lot 5D (owned by Sellers) and Lot 5E (owned by Buyer), and Lot 2E (owned by Sellers) and Lot 2B (owned by Buyer), each as depicted on the Survey for the Danvers Tara (the "Combined Lots") constitute single tax parcels and have not yet been separately assessed for real estate taxes by the towns of Danvers and

Middleton, respectively. For each fiscal year or portion thereof for which each Combined Lot is taxed as a single parcel, Sellers agree to pay to Buyer its proportionate share of that portion of such taxes shown on the tax bill that relates to land only (based on acreage covered with respect to the portion of the land retained by Sellers compared to the land covered by the tax bill) within ten (10) days of receipt of a statement from Buyer containing a copy of the applicable tax bill and calculating Sellers proportionate share thereof, and Sellers and Buyer shall cooperate to cause each Combined Lot to be taxed as a separate parcel.

         9. Statutory Obligations; Indemnification Threshold. Buyer acknowledges and agrees that the amounts required under the Agreement to be paid by the Buyer to or on behalf of the Transferred Employees in respect of payroll tax amounts, bonuses, vacation pay and amounts payable under FICA are statutory obligations of the Sellers. Buyer acknowledges and agrees that with respect to Buyer's obligations under this Agreement to pay such amounts and amounts under Section 4 hereof, the Indemnification Threshold set forth in Section 4.06(d) of the Agreement shall not apply, and Sellers shall be entitled to bring a claim under
Section 4.06 against the Buyer for failure to pay any such amounts regardless of the aggregate amount of such claims.

         10. Third Parties. No third party shall have any rights or be entitled to assert any claims under this Amendment, the provisions of this Agreement being for the sole benefit of the Sellers and the Buyer.

         11. Durgin Park Liquor License. In connection with the termination of the Durgin Park restaurant lease at the Braintree Sheraton, Durgin Park has agreed with Sellers, subject to obtaining applicable governmental approvals to transfer the liquor license used for the operation of the Durgin Park restaurant to the party designated by the Sellers. As promptly as reasonably practicable after the Closing Date, Sellers hereby agree to request Durgin Park to transfer such liquor license to SLC Operating Limited Partnership.

         12. Warwick Easement. With respect to the Reciprocal Easement Agreement entered into between Thomas J. Flatley and the Renaissance Development Corp. ("RDC") pertaining to the Warwick Sheraton, Sellers shall use commercially reasonable efforts (not involving the expenditure of funds) to cause RDC to obtain a subordination agreement from any holder of each mortgage lien on RDC's property burdened by such easement, subordinating such lien to such easement in a form reasonably satisfactory to Buyer.

         13. Survival. The obligations and agreements set forth in this Amendment shall survive the Closing.

         14. No Further Amendments. Except as expressly set forth herein, the Agreement is not otherwise amended, and shall remain in full force and effect.

         15. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed to be one agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf as of the day and year first above written.

                                       SELLERS:

                                       /s/ Thomas J. Flatley
                                       -----------------------------------------
                                       Thomas J. Flatley


                                       TARA HOTEL MANAGEMENT CO. LLC

                                       By: /s/ Thomas J. Flatley
                                          --------------------------------------
                                       Name: Thomas J. Flatley
                                            ------------------------------------
                                       Title: Member
                                             -----------------------------------


                                       /s/ Thomas J. Flatley
                                       -----------------------------------------
                                       Thomas J. Flatley, as Trustee of Hyannis-
                                       1992 Realty Trust and not individually


                                       /s/ John J. Roche
                                       -----------------------------------------
                                       John J. Roche, as Trustee of Hyannis-1992
                                       Realty Trust and not individually


                                       /s/ John J. Flatley
                                       -----------------------------------------
                                       John J. Flatley, as Trustee and not
                                       individually


                                       /s/ Gregory D. Stoyle
                                       -----------------------------------------
                                       Gregory D. Stoyle, as Trustee and not
                                       individually

                                       BUYER:

                                       SLT REALTY LIMITED PARTNERSHIP, a
                                       Delaware limited partnership

                                       By:    Starwood Lodging Trust,
                                              a Maryland real estate investment
                                              trust
                                       Its:   General Partner

                                       By: /s/ Steven R. Goldman
                                          --------------------------------------
                                       Name: Steven R. Goldman
                                            ------------------------------------
                                       Title: Senior Vice President
                                             -----------------------------------

                                       SLC OPERATING LIMITED PARTNERSHIP, a
                                       Delaware limited partnership

                                       By:    Starwood Lodging Corporation,
                                              a Maryland corporation
                                       Its:   General Partner

                                       By: /s/ Joseph Long
                                          --------------------------------------
                                       Name: Joseph Long
                                            ------------------------------------
                                       Title: Vice President
                                             -----------------------------------

     In accordance with Item 601(b)(2) of Regulation S-K, the foregoing have not been filed; copies thereof will be furnished to the Securities and Exchange Commission upon request.

EXHIBITS

Exhibit A   Intentionally Deleted
Exhibit B   Intentionally Deleted
Exhibit C   Intentionally Deleted
Exhibit D   Earnest Money Escrow Agreement
Exhibit E   Intentionally Deleted
Exhibit F   Indemnity Fund Agreement
Exhibit G-1, G-2, G-3, G-4, G-5, G-6  Forms of Deeds
Exhibit H   Form of Ground Lease Assignment
Exhibit I   Form of Ancillary Newton Lease Agreement
Exhibit J   Form of Bill of Sale
Exhibit K   Form of Assignment and Assumption Agreement
Exhibit L   Form of Assumption of Lease
Exhibit M   Form of Intangibles Assignment
Exhibit N   FIRPTA Affidavit
Exhibit O   Form of written notice to other parties as to change in
            ownership
Exhibit P   Form of Beverage Service Agreement
Exhibit Q   Form of Exchange Escrow Agreement
Exhibit R   Form of Water Agreement


SCHEDULES

Schedule 1.01(a)   List of Ancillary Newton Leases
Schedule 1.01(b)   List of Corporations, each of which is an Affiliate of one or more of the Sellers
Schedule 1.01(c)   Legal description of Land
Schedule 1.01(d)   List of Management Agreements
Schedule 1.01(e)   List of Protected Marks
Schedule 1.01(f)   List of Sheraton Franchise Agreements
Schedule 1.01(g)   Sellers' Existing Mortgages
Schedule 3.01(a)   Allocation of Purchase Price
Schedule 3.06(a)(1)   Secondary Due Diligence Materials
Schedule 3.06(a)(2)   Primary Due Diligence Materials
Schedule 3.06(b)   Financial Statement Adjustment
                   Tara Hotels Financial Statement Disclosure